UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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APAC CUSTOMER SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

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2201 Waukegan Road, Suite 300
Bannockburn, Illinois 60015
(800) 776-2722
Notice of Annual Meeting of Shareholders
To Be Held On June 7, 2011
To the Shareholders of APAC Customer Services, Inc.:
The Annual Meeting of Shareholders of APAC Customer Services, Inc. will be held at the Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, IL 60090 on Tuesday, June 7, 2011, at 9:30 a.m. Central Daylight Time for the following purposes:
1. To elect six directors.
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm;
3. To consider an advisory vote on the compensation of the Named Executive Officers;
4. To consider an advisory vote on the frequency of the advisory vote on executive compensation and
5. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.
Shareholders of record at the close of business on April 14, 2011 are entitled to notice of, and to vote at, the Annual Meeting.
Even if you plan to attend the meeting in person, please read these proxy materials and date, sign and mail the enclosed proxy in the envelope provided, which requires no postage for mailing in the United States. A prompt response is helpful, and your cooperation will be appreciated. Shareholders who are present at the Annual Meeting may withdraw their proxies and vote in person if they so desire.
By Order of the Board of Directors
Robert B. Nachwalter
Senior Vice President, General Counsel and Corporate Secretary
Dated: April 22, 2011

APAC Customer Services, Inc.
2201 Waukegan Road, Suite 300
Bannockburn, Illinois 60015
(800) 776-2722
Proxy Statement
Annual Meeting of Shareholders to be Held June 7, 2011
This Proxy Statement and the accompanying proxy card are being mailed to shareholders of APAC Customer Services, Inc. (the “Company” or “our”) on or about April 29, 2011, in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders to be held on June 7, 2011. The purpose of the Annual Meeting is to consider and act upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.
Each shareholder is entitled to one vote for each Common Share (as defined in the Company’s Amended and Restated Articles of Incorporation, dated August 8, 1995, as subsequently amended) held as of the record date. A majority of the outstanding Common Shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. As of the close of business on April 14, 2011, the record date for determining shareholders entitled to vote at the Annual Meeting, 53,417,300 Common Shares were outstanding.
If the form of Proxy that accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the indicated direction. A Proxy may be revoked at any time prior to the voting thereof by written notice to our Corporate Secretary, by executing and delivering a subsequently dated proxy card or by voting in person at the Annual Meeting. Shareholders whose Common Shares are held in the name of a bank, broker or other holder of record will receive voting instructions from the holder of record.
The affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the Annual Meeting is required for the election of directors and for any other proposal submitted to a vote. Shareholders are not entitled to cumulate their votes. Shares represented by proxies which are marked “withhold” or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Broker “non-votes” and the shares as to which shareholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting, except as to matters for which a non-vote is indicated on the broker’s proxy. If a non-vote is indicated on the broker’s proxy with respect to a particular matter, the shares will not be treated as represented at the meeting for the purposes of determining a quorum for such matter. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes will be tabulated by representatives of BNY Mellon Shareowner Services, our transfer agent and inspector of elections for the Annual Meeting. We will bear all expenses incurred in the solicitation of proxies.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 7, 2011
A copy of this proxy statement and of our annual report to stockholders is available at: http://ir.apaccustomerservices.com/proxy11.cfm.
The 2011 Annual Meeting will be held on June 7, 2011, at 9:30 a.m., Central Daylight Time, at the Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, IL 60090.

At the Annual Meeting, you will be asked to consider and vote:
•	To elect six directors;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	To consider an advisory vote on the compensation of our Named Executive Officers;

•	To consider an advisory vote on the frequency of the advisory vote on executive compensation.; and

•	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
For the reasons set forth in more detail elsewhere in this proxy statement, our Board of Directors recommends a vote “FOR” the approval of each of the proposals set forth above.
The materials available at the http://ir.apaccustomerservices.com/proxy11.cfm website include a copy of this proxy statement, a copy of our annual report to stockholders and a copy of the form of proxy.
You may contact the Corporate Secretary, at 1-800-776-2722 if you would like to obtain directions to be able to attend the annual meeting and vote in person.

COMMON SHARES BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL 1
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
PROPOSAL 2
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 3
PROPOSAL 4
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
MULTIPLE SHAREHOLDERS SHARING AN ADDRESS
PROPOSALS OF SHAREHOLDERS FOR 2012 ANNUAL MEETING
OTHER MATTERS TO COME BEFORE THE MEETING

COMMON SHARES BENEFICIALLY OWNED BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth certain information, as of April 1, 2011, regarding the beneficial ownership of Common Shares by (i) each person known by us to own beneficially more than 5% of our outstanding Common Shares, (ii) each director and nominee, (iii) each Named Executive Officer (as defined in “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement) and (iv) all directors, director nominees and executive officers as a group. Except as otherwise indicated, we believe that each beneficial owner of Common Shares listed below, based on information provided by such owner, has sole investment and voting power with respect to such Common Shares. Unless otherwise indicated, the address of each of the shareholders named below is c/o APAC Customer Services, Inc., 2201 Waukegan Road, Suite 300, Bannockburn, Illinois 60015.

	Common Shares Benefically Owned
Name	Number		Percent (1)
Theodore G. Schwartz	15,034,429	(2)(3)	28.4%
Wellington Management Company, LLP	5,316,947	(4)	10.0%
Ronald L. Chez	3,650,569	(5)	6.9%
Trust Four Hundred Thirty U/A/D 4/2/94	2,040,000	(6)	3.9%
Trust Seven Hundred Thirty U/A/D 4/2/94	2,040,000	(6)	3.9%
Trust 3080	500,000	(6)	*
Trust 3081	379,000	(6)	*
Katherine Andreasen	6,976	(3)	*
Kevin T. Keleghan	301,976	(3)	*
John J. Park	252,841	(3)	*
Samuel K. Skinner	74,402	(3)	*
John L. Workman	102,100	(3)	*
Arthur D. DiBari	220,000	(3)	*
Mark E. McDermott	287,816	(3)	*
Robert B. Nachwalter	60,000	(3)	*
Andrew B. Szafran	570,000	(3)	1.1%
All directors, nominees and executive officers as a group (10 persons)	16,910,540	(3)	31.9%

Notes to Common Shares Beneficially Owned Table

*	Indicates less than 1%

(1)
Beneficial ownership is shown on this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person holds options to purchase Common Shares that are exercisable or will be exercisable within 60 days after April 1, 2011, those shares are included in that person’s reported holdings and in calculating the percentages of Common Shares beneficially owned. The percentages of Common Shares beneficially owned are based on 52,946,773 Common Shares, which includes 51,625,975 Common Shares outstanding as of April 1, 2011, plus 1,320,798 Common Shares subject to options that will be exercisable within 60 days of April 1, 2011, as detailed in Note 3 below.

(2)
Includes 5,011,218 Common Shares as to which Mr. Schwartz has sole voting and investment power, and 9,858,000 Common Shares held by a limited partnership, as to which Mr. Schwartz disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Schwartz’s address is 1 North Wacker Drive, Suite 4775, Chicago, Illinois 60606.

(3)
Includes Common Shares which may be acquired pursuant to options exercisable as of April 1, 2011, or within 60 days thereafter, as follows: Mr. Schwartz (165,211 shares); Ms. Andreasen (6,976 shares); Mr. Keleghan (6,976 shares); Mr. Park (219,395 shares); Mr. Skinner (47,100 shares); Mr. Workman (47,100 shares); Mr. DiBari (220,000 shares); Mr. McDermott (278,040 shares); Mr. Nachwalter (60,000 shares); Mr. Szafran (270,000 shares); and all directors, nominees and executive officers (as of April 1, 2011) as a group (1,320,798).

(4)
Based solely upon information provided in the Schedule 13G/A filed on February 10, 2011 by Wellington Management Company, LLP. Wellington Management Company, LLP has no sole voting power over Common Shares, shared voting power over 4,995,147 Common Shares and dispositive power over 5,316,947 Common Shares. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(5)
Based solely upon information provided in the Schedule 13D/A filed on February 24, 2009 by Ronald L. Chez, Mr. Chez has sole voting and dispositive power over 3,650,569 Common Shares. The address of Mr. Chez is c/o Howard Friedman, Attorney At Law, 6745 N. Kilpatrick Avenue, Lincolnwood, Illinois 60712.

(6)
Tracy D. Schwartz and Scott Mordell serve as general trustees of Trust Four Hundred Thirty U/A/D 4/2/94 and Trust 3080, and Todd G. Schwartz and Scott Mordell serve as general trustees of Trust Seven Hundred Thirty U/A/D 4/2/94 and Trust 3081 (collectively, the “Trusts”). All decisions regarding the voting and disposition of Common Shares held by the Trusts must be made by a majority of the general trustees and, as a result, each of the general trustees disclaims beneficial ownership. M. Christine Schwartz, who is married to Mr. Theodore G. Schwartz, serves as a special trustee of the Trusts and has limited powers to designate successors to the general trustees at the conclusion of their terms, but has no responsibilities or powers regarding the voting or disposition of the Common Shares owned by the Trusts and accordingly disclaims beneficial ownership of such shares. The address of each of the Trusts is: 1 North Wacker Drive, Suite 4775, Chicago, Illinois 60606.

PROPOSAL 1
THE ELECTION OF DIRECTORS
At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting of Shareholders.
It is intended that the executed and returned proxy cards (except proxy cards marked to the contrary) will be voted for the nominees listed below. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.
The Board of Directors recommends a vote FOR the election of each of the following nominees:
Nominees for Election

Name	Age	Position

Katherine Andreasen	45
Ms. Andreasen became a director in November 2009. In October 2010 Ms. Andreasen was appointed Chief People Officer of AOL, Inc., an American global internet services and media company. From December 2009 to October 2010, Ms. Andreasen was Chief Human Resources Officer for Orchard Brands, a portfolio company of Golden Gate Capital and a leading multi-channel marketer of apparel and home products. From May 2008 to June 2009, she was the senior executive for Human Resources at Bill Me Later, Inc., one of the fastest growing divisions of eBay/PayPal. Prior to that, from August 2006 to May 2008 she served as the Chief Human Resources Officer for Orbitz Worldwide, managing global human resources, real estate and facilities management organizations. Before joining Orbitz, from May 2002 to August 2006, she was Senior Vice President, Human Resources, Cendant Corporation.

Ms. Andreasen is a senior human resources professional who brings considerable human resources and talent management experience to APAC. She has substantial experience in the services industry and has been responsible for large non-exempt workforces similar to APAC which allows her to provide insight and guidance on critical employment issues. She has also designed and managed complex compensation plans and programs for private and public companies.

Kevin T. Keleghan	53
Mr. Keleghan became a director of the Company in November 2009. He was appointed President and Chief Executive Office of our Company in September 2010. Prior to joining our Company as President and Chief Executive Officer, Mr. Keleghan was President and Chief Executive Officer of Axiant, LLC a leading provider of financial services and recovery management solutions for issuers and investors in debt products. Axiant, LLC filed for protection under Chapter 11 of the U.S. Bankruptcy Code which was converted to a Chapter 7 liquidation in December 2009. Prior to joining Axiant, he was President and Chief Executive Officer at Outsourcing Solutions, Inc. (“OSI”) one of the largest providers of outsourced services in the accounts receivable management industry from 2002 to 2008. OSI filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December 2002 and emerged from Chapter 11 protection in May 2003. From 1996 to 2002, he served at Sears Holdings Corporation in various roles, including President of Credit Card Services, Vice President of Marketing Credit Card Products and Vice President of Operations for Sears Credit Services.

Mr. Keleghan is a seasoned professional with considerable industry knowledge in the area of outsourcing specifically in the area of financial services. As a result of his expertise, Mr. Keleghan is able to lead APAC in the development of new services, center operations and client management. He previously had leadership responsibility for large non-exempt workforces which are similar to APAC’s workforce.

Name	Age	Position

John J. Park	49
John J. Park became a director in August 2004. Mr. Park is Chief Financial Officer for Meritas, LLC, which operates a worldwide network of college preparatory schools. Prior to joining Meritas in August 2010, Mr. Park was the Chief Financial Officer at Hewitt Associates, a global human resources outsourcing and consulting firm, from November 2005 to January 2010. Prior to joining Hewitt, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held various executive positions with Sears, Roebuck and Co., including Vice President, Finance for its services and credit card businesses.

Mr. Park has served in the role of chief financial officer for public companies which results in him bringing substantial finance experience to APAC — specifically the Audit Committee. Based in part on his considerable finance experience, Mr. Park qualifies as an “audit committee financial expert” which is important to the Company. As a senior finance professional he can provide guidance and oversight on finance issues facing public companies. Additionally, Mr. Park served as a senior officer of one of the world’s leading HR consulting and outsourcing companies. As a result, he has knowledge with outsourcing as well the field of human resources which allows him to advise on issues APAC similarly confronts.

Theodore G. Schwartz	57
Theodore G. Schwartz is Chairman of the Board of Directors. Mr. Schwartz is the founder of the Company and has served as Chairman since its formation in May 1973. He served as the Company’s Chief Executive Officer until January 2000, and again from May 2001 until March 2004.

Mr. Schwartz is an award-winning pioneer in the call center and outsourcing industry. Over his many years in the industry, Mr. Schwartz created a number of innovative approaches and systems for call centers. As the current Chairman of the Board and the former President and Chief Executive Officer, he led APAC to becoming a leader in global outsourced services and solutions. His insight and institutional knowledge is of considerable value to APAC.

Name	Age	Position

Samuel K. Skinner	72
Samuel K. Skinner previously served on the Board of Directors from July 2003 to June 2005. He rejoined the Board in June 2008. Mr. Skinner is of counsel to the law firm Greenberg Traurig, LLP where he concentrates on corporate, governmental and regulatory matters. From 2000 to 2003, Mr. Skinner was president and Chief Executive Officer of USF Corporation, and chairman from January 1, 2000 through May 2003. Mr. Skinner previously served as president of Commonwealth Edison Company and its holding company, Unicom Corporation (Exelon Corporation). He also was formerly White House chief of staff to President George H.W. Bush and, prior to that, served as U.S. Secretary of Transportation from February 1989 to December 1991. Mr. Skinner previously was United States Attorney for the Northern District of Illinois from 1975 to 1977, having served in that office for eight years. Mr. Skinner also serves on the board of directors of Express Scripts, Inc., Navigant Consulting, Inc., Echo Global Logistics, Inc., Chicago Board of Options Exchange and MedAssets, Inc. He previously served on the boards of Diamond Management and Technology Consultants and Dade Behring.

Mr. Skinner has had a distinguished career with both the government and in the private sector. As a lawyer with more than 40 years of experience, he counsels APAC in a variety of areas including advising on litigation, regulatory and governmental matters and corporate governance. Additionally, Mr. Skinner’s impressive leadership positions both with the government and private corporations bring valuable management experience and knowledge to the Board. He brings insights into corporate governance and legal matters that face the board, developed through his long professional experience with such matters as an attorney and member of numerous other boards.

John L. Workman	59
John L. Workman has served as a Director since June 2008. Mr. Workman is currently President and Chief Financial Officer of Omnicare, Inc. a position that he was appointed to in February 2011. Prior to being appointed President, he served as Executive Vice President and Chief Financial Officer of Omnicare from November 2009 to February 2011. From September 2004 to October 2009, Mr. Workman was Executive Vice President and Chief Financial Officer of HealthSouth Corporation. From 1998 to 2004, Mr. Workman served in various management and executive capacities with U.S. Can Corporation, including serving as its Chief Financial Officer from 1998 to 2002, as its Chief Operating Officer from 2002 to 2003, and its Chief Executive Officer from 2003 to 2004. Prior to joining U.S. Can Corporation, Mr. Workman was employed by Montgomery Ward & Company, Inc. for 14 years, where he held several management and executive positions, including General Auditor, Chief Financial Officer, and Chief Restructuring Officer. Mr. Workman previously served on the boards of Halozyme Therapeutics, Inc., U.S. Can Corporation and ValueVision International, Inc. Mr. Workman began his career in public accounting, and was a partner with the public accounting firm KPMG.

Mr. Workman has served in the role of chief financial officer for public companies which results in him bringing substantial finance experience to APAC — specifically the Audit Committee. Based in part on his considerable finance experience, Mr. Workman qualifies as an “audit committee financial expert” which is important to the Company. Additionally, Mr. Workman has held senior positions overseeing the area of information technology and, therefore, can share his experience and advise APAC on issues in this area. Finally, as a partner in public accounting, Mr. Workman can advise APAC on accounting/audit issues that face public companies.

Meetings of the Company’s Board of Directors and Corporate Governance
Our Board of Directors met 18 times during fiscal year 2010 and periodically took action by unanimous written consent. All incumbent directors attended at least 75% of the aggregate of such meetings and meetings of Board committees on which they served in fiscal year 2010 during the periods that such directors served.
We have a commitment to good corporate governance practices. These practices provide a framework within which our Board of Directors and management can pursue our strategic objectives and ensure the Company’s long-term vitality for the benefit of stockholders. The foundation of our practices is an independent and qualified Board of Directors. All directors are elected annually by a majority of votes cast by stockholders. Our Board of Directors has determined that, other than Messrs. Marrow (who served during part of 2010 but resigned as of September 12, 2010), Keleghan and Schwartz, all current Board members all nominees for election as directors, and all individuals who served as Board members during fiscal year 2010, are or were independent as defined by the NASDAQ listing standards. All Board committees are composed entirely of independent directors. Our independent directors hold executive sessions periodically throughout the year.
The Board carefully evaluates each incoming director candidate based on selection criteria and overall priorities for Board composition that are periodically re-examined by the corporate governance committee with input from the rest of the directors. As our directors’ commitments change, the Board revisits their situations to ensure that they can continue to serve the best interests of the Company and its stockholders. We also demand high standards of ethics from our directors and management as described in the Code of Business Conduct and Ethics.
Director Independence
The Board of Directors has determined that the following four of our six current directors are “independent” as defined by applicable law and NASDAQ listing standards: Ms. Andreasen, and Messrs. Park, Skinner and Workman. Each of our Audit, Compensation and Nominating and Corporate Governance committees is composed only of independent directors, as identified below under the heading “Board Committees.”
Based on such standards, Mr. Schwartz is not independent because of his significant ownership interest in the Company which exceeds 10%. Mr. Keleghan is not independent because he is an executive officer of the Company.
Board Leadership Structure
The Bylaws provide that the Chairman of the Board of Directors shall be appointed by the Board of Directors. The Board is free to choose its Chairman in any way that the Board deems to be in the best interest of the Company and its shareholders. The Chairman of the Board has general authority over the Company’s business and affairs, subject to the Board of Directors, and is responsible for ensuring that the Board’s directives are carried out. The Chairman may also serve as the Chief Executive Officer of the Company. The Board determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company. The Board does not have a firm policy as to whether the position of the Chairman and the position of the Chief Executive Officer should be separate and intends to preserve the freedom to decide what is in the best interest of the Company at any point in time.
We currently separate the positions of Chief Executive Officer and Chairman of the Board of Directors. Separating the positions of Chief Executive Officer and Chairman of the Board of Directors allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead the Board of Directors in its fundamental role of providing advice to and oversight of management.
Mr. Schwartz, our current Chairman, is also our founder and our largest shareholder. Although Mr. Schwartz is not considered an independent director, the Board of Directors believes that having Mr. Schwartz serve as a separate Chairman of the Board of Directors is the appropriate leadership structure for the Company, given his wealth of industry experience, his considerable business contacts in the area of outsourcing, and extensive knowledge of the Company and his history of innovative and strategic thinking. Furthermore, based in part on past history, the Board of Directors believes that it is best for our Chief Executive Officer to functionally operate the business and the Chairman to manage the Board of Directors and critically review management’s performance. The Board of Directors believes that performance is optimized with the separation of these roles. With the separation, the Board of Directors can speak more candidly and critically on the performance of the management and operations of Company. We believe that such separation helps provide proper checks and balances.

Board’s Role in Risk Oversight
Risk is an integral part of Board and committee deliberations throughout the year. The Company’s Board of Directors administers its risk oversight function directly and through both its Audit Committee and Compensation Committee. The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks. With respect to the Company’s compensation plans and programs, the Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by our officers and employees. The full Board of Directors has oversight responsibility of enterprise risk management and periodically requests management to review the Company’s major enterprise risk exposures, the potential financial or other impact on the Company, and the process for managing such risks.
Board Committees
Our Board of Directors has established three standing committees and has adopted written charters for each committee: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each comprised of independent directors. Our Board of Directors appoints the members of each committee. While our Board’s committees are constituted as described below and vote on matters as described below, other members of our Board, including directors not determined by our Board to qualify as independent, are frequent participants (although not voting participants) in committee meetings and proceedings.
Each committee’s charter and our Corporate Governance Guidelines are available on our website at www.apaccustomerservices.com. A copy of each charter is also available in print to shareholders upon request, addressed to our Corporate Secretary c/o APAC Customer Services, Inc., 2201 Waukegan Road, Suite 300, Bannockburn, Illinois 60015.
Audit Committee
Our Audit Committee consists of Messrs. Workman (Chairperson), Park and Skinner. Mr. Keleghan also served as a member of the Audit Committee during fiscal 2010. Mr. Keleghan resigned from the Audit Committee prior to his appointment as our President and Chief Executive Officer. Our Audit Committee has direct responsibility for appointing our independent registered public accounting firm, reviewing the proposed scope of the annual audit, overseeing the adequacy and effectiveness of accounting and financial controls, and reviewing the annual and quarterly financial statements with management and the independent registered public accounting firm. Our Audit Committee met five times in fiscal year 2010 and periodically took action by unanimous written consent. All members of our Audit Committee are independent directors (or were at the applicable time) as defined for audit committee members by the listing standards of NASDAQ. Our Board of Directors has determined that each member of our Audit Committee is financially literate in accordance with the listing standards of NASDAQ and that Messrs. Park and Workman are each an “audit committee financial expert,” as defined by the SEC. For details regarding Mr. Park’s and Mr. Workman’s qualifications as an “audit committee financial expert,” see “Nominees for Election” appearing in “Proposal 1. The Election of Directors” section of this Proxy Statement.
Compensation Committee
Our Compensation Committee consists of Ms. Andreasen (Chairperson) and Messrs. Park and Workman. Cindy Andreotti also served as a member, and Chairperson, of the Compensation Committee during fiscal 2010. John C. Kraft and Kevin T. Keleghan also served as members of the Compensation Committee during fiscal 2010. Ms. Andreotti and Mr. Kraft were not re-nominated to serve as directors at the 2010 Annual Meeting of Shareholders and, therefore, ceased serving as directors on June 15, 2010. Mr. Keleghan resigned from the Compensation Committee prior to his appointment as the Company’s President and Chief Executive Officer. Our Compensation Committee is directly responsible for approving senior management compensation and overseeing our equity compensation plans. For a more detailed description of the responsibilities and authority of the Compensation Committee, see “Compensation Discussion and Analysis — Overview of Compensation Process” appearing in the “Executive Compensation” section of this Proxy Statement. Our Compensation Committee met nine times in fiscal year 2010 and periodically took action by unanimous written consent. All members of the Compensation Committee are independent (or were at the applicable time) directors as defined by the listing standards of NASDAQ.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Skinner (Chairperson), Ms. Andreasen, and Mr. Park. Ms. Andreotti, Mr. Kraft and Mr. Keleghan also served as members of the Nominating and Corporate Governance Committee in fiscal 2010. Ms. Andreotti and Mr. Kraft were not re-nominated to serve as directors at the 2010 Annual Meeting of Shareholders and, therefore, ceased serving as directors on June 15, 2010. Mr. Keleghan resigned from the Nominating and Corporate Governance Committee prior to his appointment as the Company’s President and Chief Executive Officer. The Nominating and Corporate Governance Committee is directly responsible for identifying and recommending to our Board of Directors individuals qualified to serve as directors, recommending directors to serve on committees of our Board of Directors, advising our Board of Directors with respect to matters of Board composition and procedures, developing and recommending to our Board of Directors corporate governance principles applicable to us, overseeing corporate governance matters generally, and reviewing on an annual basis director compensation. The Nominating and Corporate Governance Committee met five times during fiscal year 2010 and periodically took action by unanimous written consent. All members of our Nominating and Corporate Governance Committee are independent directors (or were at the applicable time) as defined by the listing standards of NASDAQ.
The Nominating and Corporate Governance Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending re-nomination, and recommends all approved candidates to the Board for appointment or nomination.
Our Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director are the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all shareholders. Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to us or our shareholders. Candidates considered by our Nominating and Corporate Governance Committee for election or re-election to our Board of Directors should possess the following qualifications: the highest level of personal and professional ethics, integrity and values; an inquiring and independent mind; practical wisdom and mature judgment; broad training and experience at the policy-making level in business, finance and accounting, government, education or technology; expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained; willingness to devote sufficient time and attention to carrying out the duties and responsibilities of Board membership; commitment to serve on the Board for several years to develop knowledge about our business; willingness to represent the best interests of all shareholders and objectively appraise management performance; and involvement only in activities or interests that do not conflict with the director’s responsibilities to us and our shareholders.
Our Nominating and Corporate Governance Committee considers diversity in its nomination of directors to the Board, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, the Nominating and Corporate Governance Committee looks at a range of different personal factors in light of the business, customers, suppliers and employees of the Company. The range of factors includes diversity of personal and business backgrounds and prior board service, financial expertise, international experience, industry experience, leadership skills, including prior management experience, and a variety of subjective factors. In addition to diversity of experience and backgrounds, racial, ethnic and gender diversity are also considered in the director selection process, but there is no specific policy regarding Board diversity. The Nominating and Corporate Governance Committee regularly reports to the full Board on its assessment of the composition and functioning of the Board.
Once a person has been identified by our Nominating and Corporate Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, our Chairperson or another member of the committee or of our Board of Directors, including directors who have not been designated as independent, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. Other members of our Board, including Messrs. Schwartz and Keleghan, will also interview the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, our Nominating and Corporate Governance Committee will take into consideration the needs of our Board of Directors and the qualifications of the candidate. Our Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by our Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of Common Shares, including the number of shares owned and the length of time of ownership; the name of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director; and the candidate’s consent to be named as director if selected by our Nominating and Corporate Governance Committee and nominated by our Board.
The shareholder recommendation and information described above must be sent to our Corporate Secretary c/o APAC Customer Services, Inc., 2201 Waukegan Road, Suite 300, Bannockburn, Illinois 60015 and must be received by our Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the anniversary date of our most recent annual meeting of shareholders.

Transition Oversight/Business Operations Committee
The Company previously had a Transition Oversight Committee which consisted of Messrs. Schwartz, Marrow and Ms. Andreotti. This committee was formed to provide the Board an opportunity to provide input to management with respect to various operational matters. This Committee was formally dissolved on February 17, 2010.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2010, members of our Compensation Committee included Ms. Andreasen (Chairperson), Ms Andreotti (former Chairperson) and Messrs. Keleghan, Kraft, Park and Workman. None of the current members of the Compensation Committee serve as, or formerly served as, officers of the Company. Mr. Keleghan resigned from the Compensation Committee prior to his appointment as the Company’s President and Chief Executive Officer.
During fiscal year 2010, none of our executive officers served on the board of directors or compensation committee of any other corporation where any member of our Compensation Committee or our Board of Directors was engaged as an executive officer. None of the current members of our Compensation Committee have ever been employed by us.

Shareholder Communications with our Board of Directors
Our Board of Directors has established a process to receive communications from shareholders. Shareholders may contact any member (or all members) of our Board by mail. To communicate with our Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to our Board of Directors or any such individual director, or group or committee of directors, by either name or title. All such correspondence should be sent “c/o Corporate Secretary” to APAC Customer Services, Inc., 2201 Waukegan Road, Suite 300, Bannockburn, Illinois 60015.
All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees.
Policy Regarding Director Attendance at Annual Meetings
We consider attendance and participation at the annual meeting of shareholders to be important to effectively fulfill the responsibilities of our directors. Accordingly, it is our policy to encourage each of our directors to attend the annual meeting. All of the directors then serving on the Board were in attendance at the 2010 Annual Meeting.
Director Compensation
Our Nominating and Corporate Governance Committee reviews and approves the compensation paid to each member of our Board on an annual basis. Each director who is not employed by us is compensated for his or her services as a director with: (i) an annual cash retainer of $22,000; (ii) a cash payment of $1,500 for each board meeting attended in person and a cash payment of $750 for each board meeting attended by telephone; and (iii) quarterly grants of options to purchase Common Shares. The total number of options to be granted annually to each director is calculated as of the date of our annual meeting of shareholders and is calculated by dividing $90,000 by the average fair market value of a common share over the preceding twelve (12) month period. Options are granted to directors in four equal installments as of the first trading day of each calendar quarter. Options have an exercise price equal to the fair market value of a Common Share on the date of grant. Additionally, Mr. Schwartz receives an annual cash fee of $15,000 for his services as Chairman of the Board.
For Board committee service: (i) the Audit Committee Chairperson receives an annual fee of $10,000; (ii) each of the other committee chairperson receives an annual cash fee of $5,000; and (iii) each committee member, including the committee chairperson, receives a cash payment of $1,500 for each committee meeting attended in person and a cash payment of $750 for each committee meeting attended by telephone.
Directors who are requested to perform services beyond regular attendance at board and committee meetings are compensated and receive cash payments ranging from $250 to $1,500 per day depending on the circumstances. Directors are also reimbursed for certain expenses in connection with attendance at Board and committee meetings as well as approved education programs and other required travel.

2010 Director Compensation
The following table sets forth the information with respect to all compensation paid or earned for services rendered to us by each member of our Board of Directors (other than Mr. Marrow (our former President and Chief Executive Officer), during fiscal year 2010. During that portion of fiscal year 2010, when Mr. Keleghan and Mr. Marrow were employees of the Company they did not receive any additional compensation for their services as directors.

		Option	All Other
	Fees Earned	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)
Katherine Andreasen	62,220	96,839	—	159,059

Cindy K. Andreotti (4)	30,000	72,944	—	102,944

Kevin T. Keleghan (3)	41,220	85,092	—	126,312

John C. Kraft (4)	29,250	72,944	—	102,194

John J. Park	69,561	96,839	—	166,400

Theodore G. Schwartz	54,250	96,839	—	151,089

Samuel K. Skinner	54,245	96,839	—	151,084

John L. Workman	55,250	96,839	—	152,089
Notes to 2010 Director Compensation Table

(1)
The amounts shown in the table represent the actual amount of all fees earned for services rendered as a director during fiscal year 2010, regardless as to whether such fees were actually paid in fiscal year 2010.

(2)
Represents the grant date fair value of stock options determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 granted to each of our directors during fiscal year 2010. For a description of all assumptions included in the calculation, see “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on February 18, 2011. As of January 2, 2011, each non-employee director owned options to purchase an aggregate number of Common Shares as follows: Ms. Andreasen (28,800 shares), Mr. Park (271,829 shares); Mr. Schwartz (217,645 shares); Mr. Skinner (99,534 shares) and Mr. Workman (99,534 shares) Mr. Keleghan owned options to purchase an aggregate number of Common Shares specific to his time as a non-employee director (24,905 shares) These options vest ratably over three years, have a term of ten years, and fully vest upon the death or retirement of the director or upon a change of control of our Company.

(3)
Mr. Keleghan became President and Chief Executive Officer on September 13, 2010. The amount in the table represents amounts earned by Mr. Keleghan as a director prior to becoming President and Chief Executive Officer. See 2010 Summary Compensation Table of his compensation as President and Chief Executive Officer.

(4)	Ms. Andreotti and Mr. Kraft retired from the Board effective June 15, 2010 and, therefore, both were not re-nominated to serve as directors.

EXECUTIVE OFFICERS
Set forth below is certain information concerning the current executive officers of the Company, which officers serve at the discretion of the Board of Directors.

Name	Age	Position and Business Experience
Kevin T. Keleghan	53
Mr. Keleghan became a director of the Company in November 2009. He was appointed President and Chief Executive Office of the Company in September 2010. Prior to joining the Company as President and Chief Executive Officer, Mr. Keleghan was President and Chief Executive Officer of Axiant, LLC a leading provider of financial services and recovery management solutions for issuers and investors in debt products. Axiant, LLC filed for protection under Chapter 11 of the U.S. Bankruptcy Code which was converted to a Chapter 7 liquidation in December 2009. Prior to joining Axiant, he was President and Chief Executive Officer at Outsourcing Solutions, Inc. (“OSI”) one of the largest providers of outsourced services in the accounts receivable management industry from 2002 to 2008. OSI filed for protection under Chapter 11 of the U.S. Bankruptcy Code in December 2002 and emerged from Chapter 11 protection in May 2003. From 1996 to 2002, he served at Sears Holdings Corporation in various roles, including President of Credit Card Services, Vice President of Marketing Credit Card Products and Vice President of Operations for Sears Credit Services.

Andrew B. Szafran	44
Andrew B. Szafran has served as Senior Vice President and Chief Financial Officer of APAC since May 2008. Mr. Szafran was previously Vice President and Chief Financial Officer of Communications Supply Corp. (“CSC”), a nationwide distributor of low voltage infrastructure products and industrial wire and cable with $700 million in annual revenues. Serving in that capacity since 2002, he was responsible for managing the finance and human resources functions as well as for legal affairs. Mr. Szafran was a key member of the management team that diversified CSC’s business and significantly increased its revenue and profitability. In addition to his operations finance and accounting experience, Mr. Szafran has extensive experience in the areas of financial planning and analysis, corporate finance, mergers and acquisitions, risk management and taxation. Prior to joining CSC, Mr. Szafran held various financial positions of increasing responsibility with Alliant Exchange, Inc. and its affiliate, Alliant Foodservice, Inc., for seven years. He served most recently as Senior Vice President, Finance.

Christopher H. Crowley	40
Mr. Crowley joined APAC as Senior Vice President, Sales in March 2009. Mr. Crowley was most recently at Cybernet Software Systems where he served as Senior Vice President of Sales focusing on IT Solutions for technology companies. Prior to that, he worked in the business process outsourcing industry in the role of Senior Vice President of Sales for Teletech Holdings, Inc., and earlier, Senior Vice President of Sales with Sutherland Global Services. Mr. Crowley also has several years of operations and service delivery experience having worked as Director of Operations for North American Service Delivery when he first started with Sutherland in 1997. He began his career as a Business Development Manager responsible for field sales at MCI Communications.

Arthur Di Bari	54
Mr. DiBari joined us as Senior Vice President, Operations in March 2008. On August 5, 2010, he was promoted to the position of Senior Vice President and Chief Operating Officer. From 2005 to 2008 Mr. DiBari was Regional Vice President, Emerging Markets for the Americas for ACS, a leading provider of business process outsourcing and information technology solutions. Mr. Di Bari joined ACS in 2004. Prior to that, Mr. Di Bari spent over six years with Aegis Communications Group, a Texas-based customer care organization, where he held numerous operational roles of increasing responsibility, including Senior Vice President of Operations.

Name	Age	Position and Business Experience
Joseph R. Doolan	47
Mr. Doolan has served as the Company’s Vice President and Controller since February 2006. Prior to joining APAC, from 2004 to 2006 Mr. Doolan was Vice President and Controller for CNH Capital, a broad-based financial services company and a subsidiary of CNH Global N.V., where he managed the North American and International finance teams. Prior to joining CNH Capital from 2002 to 2003, Mr. Doolan was Controller at GE Healthcare Financial Services. From 1995 to 2002, Mr. Doolan worked for Heller Financial Inc. where he held various positions of increasing responsibility in finance and accounting.

Michael V. Hoehne	47
Mr. Hoehne has served as Vice President, Human Resources since August 2006. Prior to joining APAC, from 2005 to 2006, Mr. Hoehne served as Vice President of Human Resources for Wickes Furniture Co. From 1995 to 2005, Mr. Hoehne held several Human Resources leadership roles with Sears, Roebuck and Co.

Mark E. McDermott	50
Mr. McDermott serves as Vice President and Chief Information Officer, a position he has had since April 2004. Previously, Mr. McDermott served as our Vice President, Solutions. He has been employed by us in various positions since March 1996. From April 2004 until June 2007, Mr. McDermott was our Senior Vice President and Chief Information Officer. From June 2007 until March 2008, Mr. McDermott was our Senior Vice President, Operations and Chief Information Officer.

Robert B. Nachwalter	40
Mr. Nachwalter has served as our Senior Vice President and General Counsel since November 2008. Prior to joining APAC, Mr. Nachwalter was Senior Vice President and General Counsel for Whitehall Jewelers Holdings, Inc. (“Whitehall”), a publicly-traded national retailer of fine jewelry with approximately 375 stores in 39 states. Whitehall filed for protection under Chapter 11 of the U.S. Bankruptcy Code in June 2008. Before Whitehall, Mr. Nachwalter was senior legal counsel with Ryder System, Inc., a Fortune 500 transportation and logistics company.

EXECUTIVE COMPENSATION
Employment Arrangements with Kevin T. Keleghan, President and Chief Executive Officer
Effective September 13, 2010, Mr. Keleghan was appointed our President and Chief Executive Officer. He continues to serve as a member of the Board of Directors.
Compensation
We entered into an Executive Employment Agreement with Mr. Keleghan, dated September 13, 2010 (the “Employment Agreement”). The Employment Agreement provides that Mr. Keleghan will be paid an initial annual base salary of $500,000 and will be eligible to participate in and earn an annual bonus pursuant to the Company’s Management Incentive Plan (“MIP”) with a target bonus equal to one hundred percent (100%) of his base salary and a maximum annual bonus equal to two hundred percent (200%) of his base salary. In addition, in connection with his appointment as President and Chief Executive Officer, he was granted options to purchase 750,000 common shares of the Company which vest over a five year period pro rata. The options to acquire 750,000 shares have an exercise price of $5.23 per share. At the same time, we also granted him 250,000 restricted common shares which will vest over a five year period on a pro rata basis. The vesting for the restricted shares may be accelerated on the second and third anniversary of the grant based on the Company’s meeting the specific performance goals set forth in his Restricted Share Agreement.
Under Mr. Keleghan’s Executive Employment Agreement, he is entitled to compensation in the event of a termination of employment. The Employment Agreement provides for Mr. Keleghan to receive severance payments equal to eighteen (18) months of base salary in the event he is terminated without cause to be paid over a twenty-four (24) month period. Mr. Keleghan will also receive a pro rata annual bonus for the year of termination based on actual performance under the MIP. Additionally, following a termination without cause, for a period of eighteen (18) months after the date of his termination Mr. Keleghan shall be required to pay only the premium amount charged to active employees for such healthcare coverage and the Company shall pay the balance of such COBRA premiums.

In connection his employment, Mr. Keleghan also executed an Agreement Protecting Company Interests. Subject to the terms of this Agreement which contains certain exceptions, Mr. Keleghan has agreed that, during his employment with the Company and for a period of two (2) years after his termination of employment, he will not be employed by or own, operate, manage or control any competitive call-center outsourced business services business, solicit or induce or attempt to induce the Company’s clients over which he had direct contact, direct supervisory responsibility or access to confidential information, to stop doing business with the Company, or do business with another company providing materially similar services, or induce or attempt to induce any employee to terminate employment with the Company.
In March 2011, the Compensation Committee approved an annual management incentive program pursuant to our MIP (the “2011 MIP”) for Mr. Keleghan and all other executive officers of the Company. Under the terms of our 2011 MIP, Mr. Keleghan is eligible to receive a cash bonus for fiscal year 2011 based on our achieving certain financial performance goals established by the Compensation Committee. For a more detailed discussion see the Compensation Discussion and Analysis — 2011 MIP. Mr. Keleghan’s 2011 MIP will be based 40% on our achieving the threshold or maximum revenue amounts established by our Compensation Committee and 60% on our achieving the threshold or maximum adjusted PTP amounts established by our Compensation Committee. PTP is defined as “pre-tax profit” or “income before income taxes.” For additional discussion on 2011 MIP, see Compensation Discussion and Analysis — Annual Cash Incentive.
Potential Payments Upon Termination or Change of Control
The nature and amount of payments and benefits Mr. Keleghan is entitled to in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment are described in greater detail under “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

Employment Arrangements with Messrs. Szafran, DiBari, McDermott and Nachwalter
Compensation
We entered into an employment agreement with Mr. Szafran on May 12, 2008 which provides that he will be paid an annual base salary of $300,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. Szafran is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 100% of his base salary. In addition to the above, when Mr. Szafran joined us, we granted him an option to purchase 450,000 Common Shares. The option vests in five equal annual installments beginning on May 14, 2009 and has an exercise price of $1.10 per share.
Mr. Szafran participates in the 2011 MIP described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. Szafran see discussion under “Payments Made Upon Termination or Change in Control.”
We entered into an Employment Agreement with Mr. DiBari on March 11, 2008 which provides that he will be paid an annual base salary of $285,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. DiBari is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 150% of his base salary. In addition to the above, when Mr. DiBari joined us, we agreed to pay him a sign-on bonus of $45,000 and we granted him an option to purchase 300,000 Common Shares. The option vests in five equal annual installments beginning on March 24, 2009 and has an exercise price of $.79 per share.
On October 1, 2010 we executed an amendment (the “DiBari Amendment”) to his March 11, 2008 employment agreement. The DiBari Amendment modified and supplemented the employment agreement to reflect the following: (1) the promotion of Mr. DiBari to the position of Senior Vice President and Chief Operating Officer; (2) the increase of Mr. DiBari’s annual base salary to $325,000; (3) the increase of Mr. DiBari’s eligible severance payments for a termination without cause or with good reason; and (4) the payment to Mr. DiBari of a one-time lump sum spot bonus in the amount of $25,000 in connection with his service as Interim Chief Executive Officer. All other terms of the employment agreement remain in full force and effect.
Mr. DiBari participates in the 2011 MIP described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. DiBari see discussion under “Payments Made Upon Termination or Change in Control.”
We entered into an Employment Agreement with Mr. McDermott on April 12, 2004 which provides that he will be paid an annual base salary of $225,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. McDermott is eligible for a target bonus equal to 40% of his base salary and a maximum bonus equal to 80% of his base salary. In addition to the above, when Mr. McDermott entered into this Employment Agreement, we granted him an option to purchase 25,000 Common Shares. The option vested in four equal annual installments beginning on April 15, 2005 and has an exercise price of $2.955 per share.
Mr. McDermott participates in the 2011 MIP described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. McDermott see discussion under “Payments Made Upon Termination or Change in Control.”
We entered into an Employment Agreement with Mr. Nachwalter on November 17, 2008 which provides that he will be paid an annual base salary of $250,000 and will be eligible to participate in and earn an annual bonus pursuant to our MIP. No annual cash bonus is guaranteed, but Mr. Nachwalter is eligible for a target bonus equal to 50% of his base salary and a maximum bonus equal to 100% of his base salary. In addition to the above, when Mr. Nachwalter joined us, we granted him an option to purchase 150,000 Common Shares. The option vests in five equal annual installments beginning on November 21, 2009 and has an exercise price of $1.18 per share.
Mr. Nachwalter participates in the 2011 MIP described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. For information on Potential Payments Upon Change of Control, Retirement, Death or Disability, Involuntary Termination (Not for Cause), Voluntary Termination and Termination for Cause with respect to Mr. Nachwalter see discussion under “Payments Made Upon Termination or Change in Control.”

Separation Arrangement Pursuant to Letter Amendment with Mr. Marrow, Former President and Chief Executive Officer.
In connection with Mr. Marrow’s resignation, the Company and Mr. Marrow entered into a letter agreement (including a waiver and release agreement) which serves as an amendment to Mr. Marrow’s Employment Agreement dated February 25, 2008 (the “Marrow Amendment”).
Under the terms of the Marrow Amendment, Mr. Marrow will receive severance in the form of continued payments of his current base salary through December 31, 2012 payable in equal installments in accordance with the Company’s current payroll practices. He will also receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), monthly for a period of eighteen (18) months following his termination of employment for which he will pay only the premium amount charged to active employees for such healthcare coverage. Mr. Marrow also received a lump sum cash payment of $86,000 for conversion of current Company-sponsored life insurance. Mr. Marrow additionally received a payment on October 22, 2010 in the amount $231,000 in payment of his annual target bonus for the 2010 fiscal year under the MIP.
Pursuant to the Marrow Amendment, the unvested portion (options on 540,000 shares) of the stock options previously granted to Mr. Marrow under his February 25, 2008 Stock Option Agreement accelerated and immediately became vested on his termination date (in addition to the options for 360,000 shares, of the total such options of 900,000 shares, that previously had vested). The Company purchased all 900,000 of the vested stock options related to the stock options granted under the February 25, 2008 Stock Option Agreement for a net price of $3.54 per share, after taking into account the exercise price under such grant but prior to applicable tax withholding. The gross amount of the payment for his stock options was $3,186,000, which payment was made on October 22, 2010.

2010 Summary Compensation Table
The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers during fiscal years 2010, 2009 and 2008.

				Non-Equity
				Incentive
				Plan	Option	Stock	All Other
Name and		Salary	Bonus	Awards	Awards	Awards	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)(6)	($)
Kevin T. Keleghan (5)	2010	144,231	—	43,672	1,392,592	2,183,475	41,720	3,805,690
President, Chief Executive
Officer and Director

Andrew B. Szafran (7)	2010	307,096	—	44,131	87,339		13,233	451,799
SVP and Chief Financial Officer	2009	311,538	—	228,641	—		17,683	557,862
	2008	176,538	—	150,000	241,605		4,047	572,190

Arthur D. DiBari (7)	2010	310,385	25,000	90,199	291,130		6,251	722,965
SVP and Chief Operating Officer	2009	295,962	—	211,648	483,705		6,061	997,376
	2008	208,269	177,508	177,800	110,310		4,352	678,239

Mark E. McDermott	2010	250,718	—	28,760	—		65,538	345,016
VP and Chief Information Officer	2009	257,538	—	148,800	—		16,160	422,498
	2008	276,000	—	111,333	—		(1,541)	385,792

Robert B. Nachwalter (7)	2010	254,928	5,000	36,597	29,113		8,667	334,305
SVP, General Counsel and	2009	259,615	—	187,500	—		2,026	449,141
Corporate Secretary	2008	19,231	—	30,303	95,670		29	145,233

Michael P. Marrow (6)	2010	305,108	—	231,000	—		3,398,919	3,935,027
Former President, Chief	2009	363,462	—	266,747	477,975		18,882	1,127,066
Executive Officer and Director	2008	282,692	100,000	300,000	506,790		3,416	1,192,898

Robert J. Keller (8)	2010	—	—	—	—		142,769	142,769
Former President, Chief	2009	—	—	—	—		481,846	481,846
Executive Officer and Director	2008	199,514	—	99,462	—		306,250	605,227
Notes to 2010 Summary Compensation Table

(1)
Amounts for 2010 represent a bonus granted to Mr. DiBari ($25,000) in connection with his service as Interim Chief Executive Officer as further described in the DiBari Amendment and a performance bonus granted to Mr. Nachwalter ($5,000) Amounts for 2008 represent signing bonuses granted to Mr. Marrow ($100,000) and Mr. DiBari ($45,000), and a performance excellence plan award to Mr. DiBari ($132,508).

(2)
Amounts for 2010 represent non-equity incentive plan awards earned in 2010 under the 2010 MIP and paid in March 2011. Amounts for 2009 represent non-equity incentive plan awards earned in 2009 under the 2009 MIP and paid in March 2010. Amounts for 2008 represent non-equity incentive plan awards earned in 2008 under the 2008 MIP and paid in March 2009.

(3)
Represents the grant date fair value of stock awards and stock options determined in accordance with FASB ASC Topic 718 for fiscal years 2010, 2009 and 2008. For a description of all assumptions included in the calculation, see “Accounting For Stock-Based Compensation” in Note 3 of the Notes to our Consolidated Financial Statements in our Form 10-K for the fiscal year ended January 2, 2011 filed with the SEC on February 18, 2011.

(4)
Represents compensation from us from the following sources: (i) our contributions for excess employee life insurance coverage policy premiums, (ii) our match of the Named Executive Officer’s contributions to (a) our 401(k) plan, and (b) our supplemental 401(k) restoration plan (as described herein) for highly compensated employees, (iii) earnings on our match of the Named Executive Officer’s contributions to (a) our 401(k) plan, and (b) our supplemental 401(k) restoration plan for highly compensated employees, (iv) our contributions for short-term disability insurance coverage policy premiums, (v) our match to employee contributions in our HSA insurance plan, and (v) a housing allowance for Mr. Marrow in 2010 ($12,952), 2009 ($18,426) and 2008 ($3,074) to maintain a residence near our corporate headquarters. This amount also includes severance payments for Mr. Keller for 2010 ($142,769), 2009 ($481,846) and 2008 ($287,692), and a $500 adjustment to 2009 to include our match to employee contributions in our HSA insurance plan for Mr. Szafran and Mr. Nachwalter.

(5)
Mr. Keleghan began employment on September 13, 2010. Prior to that time he was a member of our Board of Directors. The fair value of options and awards granted to Mr. Keleghan includes the fair value of those options granted while Mr. Keleghan was a member of the Company’s Board of Directors ($85,092). All other compensation includes fees earned by Mr. Keleghan for services rendered as a member of the Company’s Board of Directors ($41,220). See “Director Compensation” Table.

(6)
Mr. Marrow began employment on February 25, 2008. Mr. Marrow’s employment was terminated on September 12, 2010. Pursuant to the terms of the Marrow Amendment, Mr. Marrow will receive salary continuation through December 31, 2012. In 2010, all other compensation for Mr. Marrow includes payment for the option repurchases, ($3,186,000), severance payments ($199,625) and payment for conversion of Company sponsored life insurance ($86,000), each as further described in the Marrow Amendment.

(7)	Mr. Szafran began employment on May 14, 2008. Mr. DiBari began employment on March 24, 2008. Mr. Nachwalter began employment on November 21, 2008.

(8)
Mr. Keller retired as President and Chief Executive Officer effective as of February 18, 2008. Pursuant to the terms of Mr. Keller’s amended employment agreement, Mr. Keller received salary continuation for a period of two years.

2010 Grants of Plan-Based Awards
The following table sets forth the number of restricted Common Shares and stock options, if any, granted to the Named Executive Officers during fiscal year 2010 and details concerning each Named Executive Officer’s annual non-equity incentive plan award opportunity under the 2010 MIP. For further information see “Compensation Discussion and Analysis — Long-Term Equity Incentives — 2010 Equity Grants to Named Executive Officers” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

						All Other Stock
			Estimated Payouts Under Non-Equity			Awards: Number of	All Other Option	Exercise or Base	Grant Date Fair
	Compensation		Incentive Plan Awards (1)			Shares of Stock	Awards: Number of	Price of	Value of Stock and
Name and	Committee	Grant	Threshold	Target	Maximum	or Units	Securities	Option Awards	Option Awards
Principal Position	Action	Date	($)	($)	($)	(#)	Underlying Options	($/Sh)	($)(2)
Kevin T. Keleghan (3)			76,923	153,846	307,692
President, Chief Executive	6/22/2009	1/4/2010					10,465	5.96	37,616
Officer and Director	6/22/2009	4/5/2010					10,465	5.75	35,328
	6/22/2009	7/6/2010					3,975	5.49	12,148
	9/8/2010	9/14/2010				250,000			1,307,500
	9/8/2010	9/14/2010					750,000	5.23	2,183,475

Andrew B. Szafran (4)			77,250	154,500	309,000
SVP and Chief Financial Officer	9/8/2010	9/14/2010				—	30,000	5.23	87,339

Arthur D. DiBari (4)			81,250	162,500	487,500
SVP and Chief Operating Officer	9/8/2010	9/14/2010				—	50,000	5.23	145,565
	9/8/2010	9/14/2010				—	50,000	5.23	145,565

Mark E. McDermott			50,344	100,688	201,376
VP and Chief Information Officer						—	—	—	—

Robert B. Nachwalter (4)			64,063	128,125	256,250
SVP, General Counsel and	9/8/2010	9/14/2010				—	10,000	5.23	29,113
Corporate Secretary

Michael P. Marrow			—	—	—
Former President, Chief						—	—	—	—
Executive Officer and Director

Robert J. Keller			—	—	—	—	—	—	—
Former President, Chief Executive Officer and Director
Notes to 2010 Grants of Plan-Based Awards Table

(1)
The amounts shown in the table represent the annual cash incentive compensation amounts that potentially could have been earned during 2010 based on the achievement of performance goals under our 2010 MIP. For further information about our 2010 MIP, see “Compensation Discussion and Analysis — Annual Cash Incentive — 2010 MIP” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.

(2)
The amount shown in the table reflects the fair value of the entire grant on the grant date, and was determined in accordance with FASB ASC Topic 718. For a description of all assumptions included in the calculation, see “Accounting For Stock-Based Compensation” in Note 3 of the “Notes to Consolidated Financial Statements” in our Form 10-K filed with the SEC on February 18, 2011.

(3)
Mr. Keleghan’s potential annual cash incentive compensation amounts are prorated based on his employment date of September 13, 2010. Mr. Keleghan received 750,000 stock options and 250,000 shares of restricted stock in connection with his appointment as President and Chief Executive Officer pursuant to his Employment Agreement. Options granted to Mr. Keleghan prior to September 14, 2010 represent option grants provided while Mr. Keleghan was a member of the Company’s Board of Directors. See “Director Compensation” Table.

(4)
Mr. DiBari received two equity grants in 2010. He was granted 50,000 stock options in connection with his 2009 annual performance review. Mr. DiBari also received another 50,000 stock options in connection with his promotion to Chief Operating Officer in 2010 and in recognition of his service as Interim Chief Executive Officer during the Company’s Chief Executive Officer transition. Certain other Named Executive Officers were granted stock options in connection with their respective annual performance reviews as follows: Mr. Nachwalter was granted 10,000 stock options and Mr. Szafran was granted 30,000 stock options.

Outstanding Equity Awards on January 2, 2011
The following table sets forth information regarding the outstanding equity awards held by the Named Executive Officers as of January 2, 2011. The vesting dates for any equity awards not vested on January 2, 2011 are set forth in the applicable footnotes. Some of the equity awards set forth in this table have vested since the January 2, 2011 effective date of this table as noted in the footnotes.

	Option Awards						Stock Awards
									Equity	Equity
				Equity					Incentive	Incentive
				Incentive					Plan	Plan Awards:
				Plan					Awards:	Market or
				Awards;					Number of	Payout Value
	Number of	Number of		Number of			Number of	Market Value	Unearned	of Unearned
	Securities	Securities		Securities			Shares or	of Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	Units of Stock	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	That Have	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	Not	Have	Have
Name and	(#)	(#)		Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Principal Position	Exercisable	Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)
Kevin T. Keleghan	—	10,465	(1)		5.96	1/4/2020
President, Chief Executive Officer and Director	—	10,465			5.75	4/5/2020
	—	3,975			5.49	7/6/2020
	—	750,000			5.23	9/14/2020
							250,000	1,307,500	—	—

Andrew B. Szafran	180,000	270,000	(2)		1.10	5/14/2018	—	—	—	—
SVP and Chief Financial Officer	—	30,000			5.23	9/14/2020

Arthur D. DiBari	120,000	180,000	(3)		0.79	3/24/2018	—	—	—	—
SVP and Chief Operating Officer	10,000	40,000			5.53	5/8/2019
	20,000	80,000			5.43	8/18/2019
	—	50,000			5.23	9/14/2020
	—	50,000			5.23	9/14/2020

Mark E. McDermott	6,500	—	(4)		2.90	1/24/2012	—	—	—	—
VP and Chief Information Officer	271,540	—			1.62	2/8/2015

Robert B. Nachwalter	60,000	90,000	(5)		1.18	11/21/2018	—	—	—	—
SVP, General Counsel and Corporate Secretary	—	10,000			5.23	9/14/2020

Michael P. Marrow	—	—	(6)		—		—	—	—	—
Former President, Chief Executive Officer and Director

Robert J. Keller	—	—	(7)		—	—	—	—	—	—
Former President, Chief Executive Officer and Director

Notes to Outstanding Equity Awards on January 2, 2011 Table

(1)
Mr. Keleghan’s outstanding options include the following grants, grant dates and vesting dates for options granted while he was on the Board of Directors but not yet an employee (January 4, 2010, April 5, 2010 and July 6, 2010) and options granted as an employee (September 14, 2010):

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
January 4, 2010	10,465	January 4, 2011	3,488	(Vested)
		January 4, 2012	3,488
		January 4, 2013	3,489
April 5, 2010	10,465	April 5, 2011	3,488	(Vested)
		April 5, 2012	3,488
		April 5, 2013	3,489
July 6, 2010	3,975	July 6, 2011	1,325
		July 6, 2012	1,325
		July 6, 2013	1,325
September 14, 2010	750,000	September 14, 2011	150,000
		September 14, 2012	150,000
		September 14, 2013	150,000
		September 14, 2014	150,000
		September 14, 2015	150,000

(2)	Mr. Szafran’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
May 14, 2008	450,000	May 14, 2009	90,000	(Vested)
		May 14, 2010	90,000	(Vested)
		May 14, 2011	90,000
		May 14, 2012	90,000
		May 14, 2013	90,000
September 14, 2010	30,000	September 14, 2011	6,000
		September 14, 2012	6,000
		September 14, 2013	6,000
		September 14, 2014	6,000
		September 14, 2015	6,000

(3)	Mr. DiBari’s outstanding options include the following grants, grant dates and vesting dates:

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
March 24, 2008	300,000	March 24, 2009	60,000	(Vested)
		March 24, 2010	60,000	(Vested)
		March 24, 2011	60,000	(Vested)
		March 24, 2012	60,000
		March 24, 2013	60,000
May 8, 2009	50,000	May 8, 2010	10,000	(Vested)
		May 8, 2011	10,000
		May 8, 2012	10,000
		May 8, 2013	10,000
		May 8, 2014	10,000
August 18, 2009	100,000	August 18, 2010	20,000	(Vested)
		August 18, 2011	20,000
		August 18, 2012	20,000
		August 18, 2013	20,000
		August 18, 2014	20,000
September 14, 2010	50,000	September 14, 2011	10,000
		September 14, 2012	10,000
		September 14, 2013	10,000
		September 14, 2014	10,000
		September 14, 2015	10,000
September 14, 2010	50,000	September 14, 2011	10,000
		September 14, 2012	10,000
		September 14, 2013	10,000
		September 14, 2014	10,000
		September 14, 2015	10,000

(4)	As of February 8, 2010, all of Mr. McDermott’s outstanding options are fully vested.

(5)	Mr. Nachwalter’s outstanding options include the following grants, grant dates and vesting dates.

	Number of
	Common Shares
	Underlying	Vesting Date & Number of Common Shares
Grant Date	Options	Vesting on Such Date
November 21, 2008	150,000	November 21, 2009	30,000	(Vested)
		November 21, 2010	30,000	(Vested)
		November 21, 2011	30,000
		November 21, 2012	30,000
		November 21, 2013	30,000
September 14, 2010	10,000	September 14, 2011	2,000
		September 14, 2012	2,000
		September 14, 2013	2,000
		September 14, 2014	2,000
		September 14, 2015	2,000

(6)
Mr. Marrow’s employment terminated on September 12, 2010. At that time, Mr. Marrow had 360,000 vested options and 540,000 unvested options under his February 25, 2008 Stock Option Agreement (total of 900,000 options.) Pursuant to the Marrow Amendment, the unvested options accelerated and immediately became vested on his termination date. The Company purchased all 900,000 of the vested stock options granted under the February 25, 2008 Stock Option Agreement for a net price of $3.54 per share, after taking into account the exercise price under such grant but prior to applicable tax withholding. The gross amount of the payment for his stock options was $3,186,000, with the payment made on October 22, 2010. Mr. Marrow also had 120,000 unvested options and 30,000 vested options under his May 8, 2009 Stock Option Agreement (total of 150,000 options.) Upon his termination, 120,000 unvested options immediately expired. Mr. Marrow exercised the remaining 30,000 vested options on December 9, 2010.

(7)
Mr. Keller’s employment terminated on April 19, 2008, at which time 300,000 unvested options and 50,000 unvested awards immediately expired. Mr. Keller had 450,000 vested options which expired on July 18, 2008 and 300,000 vested options which expired on October 19, 2008.

2010 Options Exercised and Stock Vested
The following table sets forth information regarding the stock options exercised and restricted Common Shares vested for each of the Named Executive Officers during fiscal year 2010:

	Option Awards		Stock Awards
	Number of shares	Value	Number of shares	Value
	acquired upon	realized on	acquired on	realized on
Name and	exercise	exercise	vesting	vesting
Principal Position	(#)	($)	(#)	($)
Kevin T. Keleghan	—	—	—	—
President, Chief Executive Officer and Director

Andrew B. Szafran	—	—	—	—
SVP and Chief Financial Officer

Arthur D. DiBari	—	—	—	—
SVP and Chief Operating Officer

Mark E. McDermott	—	—	—	—
VP and Chief Information Officer

Robert B. Nachwalter	—	—	—	—
SVP, General Counsel and Corporate Secretary

Michael P. Marrow	30,000	14,190	—	—
Former President, Chief Executive Officer and Director

Robert J. Keller	—	—	—	—
Former President, Chief Executive Officer and Director
Additional Compensation Tables
All other tables have been omitted because they are not applicable to us in fiscal year 2010.
Compensation Discussion and Analysis
Overview of Compensation Process
The Compensation Committee of our Board of Directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The committee establishes total compensation for our President and Chief Executive Officer and, with input from our Chief Executive Officer, establishes compensation for our other Named Executive Officers. Our Compensation Committee does not delegate any of its authority in this regard. Mr. Keleghan was our principal executive officer beginning on September 13, 2010. Mr. Marrow resigned as our President and Chief Executive Officer on September 12, 2010. Our principal executive officer, our principal financial officer, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as executive officers at the end of fiscal year 2010, Mr. Marrow, our former President and Chief Executive Officer and Mr. Keller, another former President and Chief Executive Officer, are our Named Executive Officers for 2010. As a result of severance payments made in 2010 to Mr. Keller, our former President and Chief Executive Officer, is still listed in Summary Compensation for our Named Executive Officers for 2010.
Our Compensation Committee is currently composed of three independent directors. From time to time, we retain independent compensation consultants to provide objective and expert advice on various compensation plan design issues.

From time to time, we also use additional compensation data which we obtain from established executive compensation survey sources.
In addition to Messrs. Marrow and Keleghan, Mr. Szafran, our Senior Vice President and Chief Financial Officer and Mr. Michael V. Hoehne, our Vice President, Human Resources participated in the preparation, development and review of various executive compensation presentations made to our Compensation Committee and our Board of Directors during fiscal year 2010.
Compensation Consultant
In October 2009, the Compensation Committee retained the Delves Group (“Delves”), a compensation consultant, to provide an overall assessment of our management and sales compensation programs for our executive officers (including the Named Executive Officers) as well as certain other identified employees.
Delves was engaged to conduct a competitive analysis of our total compensation programs for identified executives and managers — examining base salary, annual incentives, long-term incentives, benefits and perquisites. The analysis included a comparison of pay levels and structure to benchmark data. Delves also reviewed our current employment terms for executives, including, but not limited to severance, change-in-control provisions and other special provisions. Delves and the Compensation Committee discussed the assessment of the effectiveness of our management and sales compensation programs, our equity granting practices, and certain potential identified gaps, between our current compensation programs and our present compensation philosophy as well as the competitive market practices.
During fiscal 2010, Delves provided some compensation analysis and information related to the President and Chief Executive Officer transition. The nature and scope was to assist in benchmarking elements of compensation specific to a 280G “Gross Up.”
Delves and its affiliates did not provide any other services to us in 2010.
In March 2011, the Compensation Committee retained Towers Watson, as compensation consultant, to provide services related to compensation for fiscal 2011. As Towers Watson was only recently engaged, the parties have yet to establish the specific deliverables and a timeline for their completion.
Compensation Objectives
We design our executive compensation policies with the objective of attracting, motivating and retaining the highest quality executives. Our goal is to compete in the market for high caliber individuals who possess the talent and capabilities we believe necessary to our success. We believe the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals and which aligns executives’ interests with those of our shareholders by rewarding performance which ultimately improves shareholder value.
Compensation Philosophy
We desire to attract and retain superior executive talent by offering a total compensation package that is competitive with the compensation practices of those companies with which we compete for executive talent. Such companies include both publicly-traded and private (i) companies in our industry, (ii) companies having annual revenue comparable to ours (i.e., under $500 million), and (iii) Chicago-area based Fortune 500 companies. We believe that total compensation packages for our executive officers should reward individual performance, put a significant portion of the executive’s compensation at risk of achieving pre-established objectives, and align the interests of our executive officers with those of our shareholders. To that end, our compensation packages contain both cash and stock-based compensation as well as short-term and long-term incentives.
The market for suitable executive leadership is very competitive and we contend with many larger companies for top executive-level talent. As a result, our practice is to target total compensation levels for our executive officers at above-median levels. Accordingly, our Compensation Committee determined that the total compensation packages for our executive officers should be between the 50th percentile and the 75th percentile of the packages of executive officers at companies with which we compete for executive talent. Variations to this objective may occur as dictated by the performance and/or experience level of an individual as well as other market factors.
In evaluating each element of our executive compensation program, the Compensation Committee considers, among other things, relevant data on other executive compensation programs and practices and Company financial performance. The Compensation Committee uses benchmark comparisons to published surveys, as applicable, to ensure that it is acting on an informed basis and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives.

For benchmarking purposes, the Compensation Committee uses several recognized resources: (1) Watson Wyatt Data Services; (2) Economic Research Institute; and (3) Equilar Executive Compensation. When utilizing these materials, the Compensation Committee generally uses collected information from the designated business sector — professional services. There is an extremely large participant list of companies which are included in the data collected for these surveys and, therefore, it is not practical to list them all.
The Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity-based incentives, to assist in determining whether proposed compensation programs are competitive. Management and the Compensation Committee view this comparative data as one factor in making compensation decisions, but do not rely solely on this information. The Compensation Committee uses its experience and judgment to make final compensation decisions.
There is discretion in the application of the survey information for determining the specific compensation which can lead to deviations from the survey data in those circumstances where the Compensation Committee deems it is appropriate.
Risk Assessment
In designing compensation plans and programs for our employees including the Named Executive Officers, the Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking. The following characteristics of our executive compensation plans and programs limit the possibility for excessive risk taking:
•	The base salary is a fixed amount, and therefore does not encourage risk taking.
•	The annual incentive compensation opportunity is capped at a maximum amount.
•
All current outstanding long-term incentive opportunities are comprised of time-based options that vest over multiple years which align the option holders’ interests to the long-term stockholder interests.

•
Members of the Compensation Committee approve the final incentive compensation awards after reviewing the executive and corporate performance awards, and may utilize negative discretion based on a variety of performance objectives, thereby diversifying the risk.

Elements of Compensation
To achieve our objectives, our executive compensation program includes the following components:
•	Base Salary: An annual base salary, subject to discretionary annual merit increases based on the executive’s overall performance during the previous year;
•	Annual Cash Incentive: A potential annual cash bonus under our management incentive plan based on our attaining certain specified financial performance measures;
•	Long-Term Equity Incentives: Long-term incentives consisting of stock options and performance-based restricted share grants under our incentive stock plan; and
•
Other Employee Benefits: Other employee benefits including the right to participate in company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan and supplemental 401(k) restoration plan for highly compensated employees, and company-subsidized supplemental life insurance.

The Summary Compensation Table sets forth the amounts for these components that we paid each of the Named Executive Officers in fiscal year 2010. See “2010 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement. For fiscal year 2010, we did not make any material changes to the weighting or amount of any components of the compensation paid to our Named Executive Officers.
In addition, to provide for executive stability, we offer our currently employed Named Executive Officers payments and benefits (i) in the event an executive officer is involuntarily terminated other than for cause or resigns for good reason and (ii) in the event we experience a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
We compensate our currently employed Named Executive Officers (and other executive officers) primarily by using a combination of short-term compensation (salary and annual cash incentive compensation) and long-term compensation (stock options and restricted common shares). We have historically determined the mix of short-term and long-term compensation and the mix of base and incentive compensation by using market compensation information provided by an outside consultant or by reference to established executive compensation surveys. We believe it is important that a portion of our executive officers’ incentive compensation is dependent upon our stock price, and a portion of their overall compensation opportunity consists of equity compensation. However, since the price of our Common Shares is subject to some factors outside our control and the control of the Company’s executive officers, we also believe it is important that a portion of an executive officer’s incentive compensation be tied to the performance of goals relating to the operations of our company. Accordingly, we tie our executive officers’ annual cash incentive compensation to the achievement of financial performance goals that we believe help to drive our business and create value for our shareholders. On a total dollar value basis, other benefits compensation is smaller when compared to cash and equity compensation portions of our total executive compensation package.
Conversely, there are certain types of compensation that we have elected to omit from our executive compensation packages, as we believe they are of limited value in attracting, retaining and motivating the type of executive officers we seek. Examples of the types of executive compensation that we deemed to be unnecessary include: (i) a defined benefit (pension) plan; (ii) a stipend or expenses for a company car; and (iii) country club memberships. We believe that we are not negatively affected by our failure to offer these types of benefits and perquisites to our executive officers.
Base Salary
Annual base salary is a major component of overall cash compensation each year. Generally, we determine base salaries for each Named Executive Officer by evaluating his or her experience, performance, and any changes in the executive’s duties during the year. We also consider the competitive market for executive talent, and compare salaries we pay our executive officers to those paid to executive officers in comparable positions at companies with which we compete for such talent. See “Compensation Philosophy.”
Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit increases in annual base salary (if any) are discretionary, and are awarded depending upon the executive officer’s overall performance during the prior year.
The following table sets forth the annualized 2010 and 2011 base salaries for each of the currently employed Named Executive Officers.

Named Executive Officer	2010 Base Salary	2011 Base Salary
Kevin T. Keleghan	$500,000	$500,000
Arthur D. DiBari	$325,000	$325,000
Mark E. McDermott	$251,720	$251,720
Robert B. Nachwalter	$256,250	$266,500
Andrew B. Szafran	$309,000	$325,000
Annual Cash Incentive
No annual cash bonus is guaranteed, but our Named Executive Officers are eligible for annual bonuses under our MIP, which was approved by our shareholders on June 3, 2005 and amended and restated on August 2, 2007. The MIP gives the Compensation Committee the latitude to design cash and stock-based short-term and long-term incentive compensation programs to promote exceptional performance and achievement of corporate goals by key employees. Under the MIP, cash incentive opportunities are designed annually around a strategic mix of corporate and individual performance objectives which take into consideration our overall philosophy with respect to risk management. All performance targets for the Named Executive Officers are directly linked to the achievement of our annual financial plan. Annual bonuses earned by the Named Executive Officers have historically been paid in cash.

Performance targets are set following considerable exchange between the Board of Directors and management. The specific bonus targets, as a component of the annual plan, are considered “aggressive” — set at levels necessary to challenge and motivate executive management but levels which we believe are achievable through efficient and persistent execution. The Compensation Committee sets demanding achievement levels as related to our financial performance which align management’s interests with those of our shareholders. The specific targets for 2011 are set at levels which will reward considerable top-line growth while maintaining consistent levels of operational efficiencies.
2010 MIP
For fiscal year 2010, all executive officers, including the Named Executive Officers were eligible to receive annual cash bonus payments on either an annual or a quarterly basis based on us achieving certain financial performance goals established by the Compensation Committee. Mr. DiBari is the only NEO who is eligible to receive payments on a quarterly basis. No annual cash bonus was guaranteed, but each executive officer was eligible for a MIP payment ranging from 0% to 200% of his base salary. For all executive officers, other than our Senior Vice President, Sales who does not participate in the MIP, but instead participates in the Business Development Sales Commission, the 2010 MIP was based 40% on us achieving the threshold or maximum revenue amounts established by the Compensation Committee and 60% on our achieving the threshold or maximum PTP amounts established by the Compensation Committee.
The fiscal year 2010 annual bonus opportunity for Mr. Keleghan at threshold, target and maximum levels was 50%, 100% and 200% of his base salary (pro-rated for the partial year he was employed by us). The 2010 annual bonus opportunity for the other Named Executive Officers at threshold, target and maximum levels was 25%, 50% and 150% of base salary for Mr. DiBari, 25%, 50% and 100% of base salary for Mr. Szafran, 25%, 50% and 100% of base salary for Mr. Nachwalter and 20%, 40% and 80% of base salary for Mr. McDermott.
The threshold and maximum financial performance goals established by the Compensation Committee for the 2010 MIP were based on our 2010 financial plan approved by our Board of Directors. Revenue is defined as net revenue, as reported in our quarterly and annual audited financial statements. PTP is defined as “pre-tax profit” or “income before income taxes”. All incremental PTP bonus dollars which exceed the MIP 100% bonus payout threshold are subject to a required split of 60% of the additional PTP dollars going to the Company’s retained earnings and 40% of the additional PTP dollars being paid in bonuses to the employees.
For 2010, the performance objectives (and the related weightings), thresholds, targets, maximums and results for calculating the Named Executive Officers’ pre-adjusted awards were as follows:
2010 Management Incentive Plan
Financial Measures

		Revenue	PTP	Total
Weighting		40%	60%

Performance Targets
Slope		105%	123%
Maximum	200%	$352,329,624	$51,244,691
Target	100%	$335,552,023	$41,527,302
Threshold	50%	$318,774,422	$39,450,937

Actual 2010 Results		$325,958,415	$34,013,339
% to Target		97%	82%
% Payout		28.6%	0%	28.6%

The MIP for 2010 was determined based upon performance against two components, Revenue and PTP (as defined above). Revenue was weighted 40% and PTP was weighted 60%. Each component had a payout of 100% based upon achieving the individual Target amount. Each component could payout above 100% based upon overachievement of each individual target, up to a Maximum payout of 200%. The Slope of the payout from Target to Maximum was 125% for Revenue and 135% for PTP, meaning that the Maximum for Revenue was set 5% above Target and for PTP was 23% above Target. Performance between Target and Maximum is interpolated.
In addition to the above-described 2010 MIP bonus payment, the Compensation Committee approved a discretionary MIP bonus payment in the aggregate amount of $200,000 for all eligible 2010 MIP participants. There were several factors considered in approving the discretionary bonus, including not limited to our strong financial performance in 2010, especially in comparison to competition in our industry, the existence of several one-time non-operational charges which impacted 2010 financial results, a desire to support employee retention and a need to stay competitive with overall compensation levels. Notwithstanding the approval of a discretionary bonus pool, for 2010 the Named Executive Officers made a decision not to participate in the discretionary bonus pool to maximize the impact for other MIP participants and increase retention value and, thus, Named Executive Officers did not receive any of the discretionary bonus dollars. For those employees who received a portion of the 2010 discretionary bonus, the dollars were distributed amongst all eligible employees who participate in the MIP.
Management Incentive Plan bonuses awarded in 2011 for performance in fiscal year 2010 are included in the “2010 Summary Compensation Table” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
2011 MIP
For fiscal year 2011, all executive officers, including the Named Executive Officers are eligible to receive annual cash bonus payments on either an annual or a quarterly basis based on us achieving certain financial performance goals established by the Compensation Committee. Each executive officer is eligible for a MIP ranging from 0% to 200% of his base salary. For all executive officers, other than our Senior Vice President, Sales who does not participate in the MIP, but instead participates in the Business Development Sales Commission, the 2011 MIP is based 40% on us achieving the threshold or maximum revenue amounts established by the Compensation Committee and 60% on us achieving the threshold or maximum PTP amounts established by the Compensation Committee. In 2011 the Company introduced an individual performance component for the MIP in the form of Management By Objective (MBOs). For 2011, all Named Executive Officers have the potential for an increase or reduction in MIP payment based on the individual performance. Once an individual’s 2011 MIP payment has been calculated based on the Company’s financial measures as shown below, 20% of the actual MIP bonus payment may be subject to a reduction or increase based on the individual’s performance rating. The overall impact of the MBO on a Named Executive Officer’s MIP payment has the potential to reduce an individual’s 2011 MIP bonus payment by 20% or increase an individual’s 2011 MIP bonus payment 2%. The MBOs are specific goals set with each individual to support the overall objectives of the department.
The threshold and maximum financial performance goals established by the Compensation Committee for the 2011 MIP are based on our 2011 financial plan approved by our Board of Directors. Revenue is defined as net revenue, as reported in our quarterly and annual audited financial statements. Consistent with the 2010 MIP, all incremental PTP bonus dollars which exceed the MIP 100% bonus payout threshold are subject to a required split of 60% of the additional PTP dollars going to the Company’s retained earnings and 40% of the additional PTP dollars being paid in bonuses to the employees.

Financial Measures

	Threshold	Target	Maximum

% of PTP Achieved	90%	100%	114%
% of Revenue Achieved	95%	100%	110%
Payout % Based on Achieved	25%	100%	150%
Other Compensation Plans
In addition to the above-described plans for Named Executive Officers, the Company has compensation plans for other executives who support the Company’s overall business objectives by linking compensation to the attainment of goals as well as the creation of long-term stockholder value. The objective is to provide a total compensation package that—at expected levels of performance and consistent with an executive’s area of responsibility—is competitive with compensation opportunities available to executives of similar experience and standing in the competitive market.
Business Development Sales Commission Plan
Consistent with 2010, we continue to have the Customer Services Business Development Sales Commission Plan (BDSCP). The BDSCP is intended to motivate business practices which are in the best interest of the Company’s shareholders. The BDSCP seeks to accomplish several key objectives:
•
Align Commission Compensation with Ours Business Economics — A Business Development executive will seek to close business that fits our strategic plan and will work diligently to understand the operating cost models in order to negotiate favorable terms accordingly.

•	Motivate Performance — the BDSCP design is intended to reward superior sales production.
•	Focus on New Business — The BDSCP focuses the Business Development organization on the development of new service relationships with prospects that are not currently clients.
•	Attract and Retain High Quality Talent — Business Development executives enjoy a highly competitive earnings opportunity within our marketplace.
•
Maintain a Highly Competitive Sales Commission Plan within a Dynamic Marketplace — The BDSCP will be reviewed annually to ensure that it remains highly competitive and supports our strategic and business goals and, thus, management reserves the right to unilaterally alter the plan at any time to align the BDSCP with changing business objectives.

To ensure that compensation policies or practices are consistent with our risk management philosophy, sales opportunities are subject to a review and approval process.
Client Solutions Sales Incentive Plan
Consistent with 2010, we continue to have our Client Solutions Sales Incentive Program (CSSIP). The CSSIP is also intended to motivate business practices which are in the best interest of our shareholders. The CSSIP seeks to accomplish several key objectives:
•
Align Incentive Compensation with Our Business Economics — A Client Solutions executive will seek to build business that fits our strategic plan and will work diligently to understand the operating cost models in order to negotiate favorable terms accordingly.

•	Motivate Performance — CSSIP design is intended to reward superior sales production.

•	Focus on New Business — CSSIP rewards the development of new service relationships with prospects that are not currently clients.
•	Attract and Retain High Quality Talent — Client Solutions executives enjoy a highly competitive earnings opportunity within our marketplace.
•
Maintain a Highly Competitive Sales Incentive Plan within a Dynamic Marketplace — The CSSIP will be reviewed annually to ensure that it remains highly competitive and supports our strategic and business goals and, therefore, management reserves the right to unilaterally alter the CSSIP at any time to align the CSSIP with changing business objectives.

To ensure that compensation policies or practices are consistent with our risk management philosophy, payments under the CSSIP must be consistent with revenues and profit targets set by the Board and bonuses are paid based on target achievement. Target bonuses under the CSSIP are weighted more heavily towards profits.
Long-Term Equity Incentives
We believe that equity compensation is an important component of our currently employed Named Executive Officers’ overall compensation package. We believe that shareholder value is best enhanced if our executive officers are encouraged to strategically manage the Company for long-term success. We grant long-term incentive compensation in the form of stock options and restricted Common Shares under our Amended and Restated 2005 Incentive Stock Plan (“Incentive Stock Plan”).
In making determinations with respect to granting stock options for Named Executive Officers, the Compensation Committee looks at several factors, including, but not limited to, current base salary, prior incentive or cash bonus(es), previous option grants (i.e. the size of prior option grants), current size of equity stake and any other equity-based awards benchmarked against individuals in similar positions. Additionally, the Compensation Committee looks at the specific individual’s annual performance evaluation, special accomplishments during the preceding year and the impact of his/her performance or accomplishments on our financial and operational performance.
While we believe that both forms of equity grants can be used to appropriately link the creation of shareholder value to long-term executive officer incentive compensation, we have until quite recently used only stock options for this purpose. Historically, we have favored stock options as we believe they provide a more leveraged upside incentive for our executive officers especially when the price of our Common Shares was low and we were not profitable. Additionally, full-value restricted Common Shares have less retention value given the generally low price of our Common Shares. We have also preferred awarding executive officers stock options as incentives rather than restricted Common Shares, because the only time the currently employed Named Executive Officer receives value from an option is when the price of our Common Shares increases after the grant date. Restricted shares provide currently employed Named Executive Officers compensation if our Common Shares maintain their value, and provide increased compensation if the value of our Common Shares increases.
We structure our equity awards to promote the retention of our currently employed Named Executive Officers over longer periods of time. Equity awards to currently employed Named Executive Officers typically vest over time. Stock option grants to the currently employed Named Executive Officers vest in equal increments over five years after their grant date and have ten year terms. The exercise price for stock options is the fair market value of our Common Shares on the grant date. Until April 4, 2007, the fair market value of such Common Shares as determined under the Incentive Stock Plan was the average of the high and low selling prices of such Common Shares on the NASDAQ on the relevant valuation date, or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded. Effective April 4, 2007, the Incentive Stock Plan was amended to provide that the fair market value would be the closing price of the Common Shares on the NASDAQ on the valuation date. Grants of restricted Common Shares have previously vested two years from the date of grant; however, Mr. Keleghan’s restricted shares vest over a five year period. The vesting is sometimes conditioned on the achievement of specified financial performance objectives established by the Compensation Committee.
While compensation levels may differ from time to time among the Named Executive Officers based on competitive factors and the role, responsibilities and performance of each specific Named Executive Officer, in order to encourage our Named Executive Officers to work collectively and manage collaboratively, there are no material differences in the compensation philosophies, objectives or policies for our Named Executive Officers. The Compensation Committee considers all executives’ comparative pay when making practical decisions regarding hiring, promoting and retaining our executives but does not have a formal policy regarding internal compensation equity.

2010 Equity Grants to Named Executive Officers
During fiscal year 2010, equity grants were issued to Mr. Keleghan. Mr. Keleghan received 750,000 stock options and 250,000 shares of restricted stock in connection with his appointment as President and Chief Executive Officer pursuant to his Employment Agreement.
Mr. DiBari received two equity grants in 2010. He was granted 50,000 stock options in connection with his 2009 annual performance review. Mr. DiBari also received another 50,000 stock options in connection with his promotion to Chief Operating Officer in 2010 and in recognition of his service as Interim Chief Executive Officer during our Chief Executive Officer transition.
Certain other Named Executive Officers were granted stock options in connection with their respective of annual performance reviews as follows: Mr. Nachwalter was granted 10,000 stock options and Mr. Szafran was granted 30,000 stock options.
With respect to the stock options granted in 2010, related to the annual performance review process, the Compensation Committee considered several factors, including, but not limited to our overall financial performance, the implementation of operational plans which resulted in our very strong financial results, the management of costs, the continued implementation of beneficial business process changes and growth of existing and new client relationships all of which had a significant positive impact on our business.
Stock Option Grant Guidelines and Procedures
In October 2006, the Compensation Committee adopted standard policies and procedures regarding the granting of stock options to employees, including executive officers. Stock option grants are generally not “timed” to benefit the recipients, and are typically only approved during regularly scheduled quarterly meetings of the Compensation Committee, except in limited circumstances. For grants approved during the regularly scheduled Compensation Committee meetings, the issue date of such grants is set to be the third trading day after the next subsequent quarterly earnings announcement by us. We have not engaged in “back-dating” of options and do not grant options with an exercise price below the fair market value of our Common Shares as defined under our Incentive Stock Plan.
In May 2007, the Compensation Committee updated its guidelines for the granting of stock options for fiscal years 2007 and beyond. Options granted (excluding non-employee director grants) pursuant to these guidelines vest annually over a five-year period, as determined by the Compensation Committee, with partial acceleration of vesting upon a change of control and full vesting upon a termination of employment on or after a change of control in certain circumstances.
Employment Agreements
We have employment agreements with all of our Named Executive Officers Mr. Keleghan, our current President, Chief Executive Officer and Director, and with Messrs. DiBari, McDermott, Nachwalter and Szafran as described more fully in this Proxy Statement. Additionally, we entered into an amendment to an employment agreement with Mr. Marrow, our former President and Chief Executive Officer, under which we made severance related payments during fiscal 2010.
Other Employee Benefits
We structure the Company’s compensation to provide competitive benefit packages to our currently employed Named Executive Officers. These include company-sponsored benefit and welfare plans such as health, dental and prescription drug insurance, the premiums of which are partly paid for by us, company-sponsored flexible spending accounts for certain qualified medical, dental and childcare expenses, matching contributions to our 401(k) plan, and company-subsidized supplemental life insurance. In addition, we offer a supplemental 401(k) restoration plan to our “highly compensated employees” (as such term is defined by the applicable regulations under the Internal Revenue Code), whose contributions to our 401(k) plan are limited by the Internal Revenue Code, to make up for the limitations so imposed. This restoration plan is available to all highly compensated employees, including all of our currently employed Named Executive Officers. We also make matching contributions on behalf of these highly compensated employees to the restoration plan (including any currently employed Named Executive Officer who elects to participate). We believe the maintenance of our 401(k) restoration plan (and our matching contributions to it) are necessary to maintain a competitive benefits package for our executive officers, so that they have the opportunity to defer the same percentage of their income, and receive similar matching contributions, as our other employees.

Severance and Change in Control Agreements
Each of our currently employed Named Executive Officers has a severance agreement that provides that if the executive’s employment is terminated without cause, or, in the case of Mr. Keleghan or Mr. Szafran, he voluntarily resigns for “good reason” or “agreed reason,” the executive will receive specified payments and benefits. Additionally, we provide separate employment security agreements to our currently employed Named Executive Officers as a retention incentive and to ensure that in a potential change of control situation that could benefit our shareholders, members of our management team retain their objectivity regarding the outcome of any transaction. Our stock option and restricted stock award agreements also provide for the acceleration of vesting in the event of termination and/or a change of control. See “Potential Payments Upon Termination or Change of Control” appearing elsewhere in the “Executive Compensation” section of this Proxy Statement.
Perquisites and Other Personal Benefits
Generally, we do not provide any material perquisites or other personal benefits to our executive officers (including the currently employed Named Executive Officers).

Tax Considerations
Deductibility of Executive Compensation
As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which generally provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals, including the currently employed Named Executive Officers. Qualifying performance-based compensation is specifically exempt from the deduction limit. We believe that the compensation paid under the MIP is generally fully deductible for federal income tax purposes as it is based on objective performance standards that are established by the Compensation Committee in accordance with Section 162(m). However, in certain situations, the Compensation Committee may approve compensation that does not meet the exemption requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. The members of the Compensation Committee as of the date of this filing are reflected below.
Respectfully submitted,
COMPENSATION COMMITTEE
Katherine Andreasen, Chairperson
John J. Park
John L. Workman

Potential Payments Upon Termination or Change of Control
We have certain agreements that require us to provide compensation to our currently employed Named Executive Officers in the event of a termination of employment or a change of control of our company. The payment and benefits due upon a currently employed Named Executive Officer’s termination of employment (other than in connection with a change of control) are set forth in individual agreements between us and each of the currently employed Named Executive Officers. Each of our currently employed Named Executive Officers also has an Employment Security Agreement which provides for certain payments in the event of a change of control. In addition, to the extent not contemplated by the employment agreements or the Employment Security Agreements, our stock option agreements and restricted stock award agreements provide for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. The Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to a currently employed Named Executive Officer upon termination of his or her employment. In making such a determination, the Compensation Committee may consider a number of factors including the reasons for the termination, the currently employed Named Executive Officer’s tenure and performance, the currently employed Named Executive Officer’s personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.
Each of the currently employed Named Executive Officers has signed an Agreement Protecting Company Interests which provides that during the term of his employment with us and for a specified period after his termination, he will not solicit our clients or employees and will refrain from working for or consulting with any of our competitors. The term of the non-solicitation and non-compete agreements is two years for Mr. Keleghan and one year for Messrs. DiBari, McDermott, Nachwalter and Szafran. In the event any of the currently employed Named Executive Officers violates his or her Agreement Protecting Company Interests, we may be entitled to recover some or all of the payments and benefits that were paid by us upon termination of employment.
The following narrative describes the nature and amount of payments and benefits to each of our currently employed Named Executive Officers in the event of a termination of employment as a result of retirement, death or disability, involuntary termination (not for cause), voluntary termination, termination for cause, and termination in connection with a change of control, as well as in the event of a change of control without termination of employment.
Payments Made Upon Retirement
Each of the currently employed Named Executive Officers is eligible to elect normal retirement when he has completed at least ten years of continuous employment and the sum of his age and continuous service with us is equal to or greater than seventy. Upon normal retirement, some or all of the outstanding stock options that are not vested at the time of his retirement will accelerate and become exercisable. Generally, the vesting will be accelerated such that the options which would otherwise vest on the next anniversary of the grant date vest on the date of retirement; provided that the shares issuable upon exercise of such accelerated options are subject to certain restrictions on transfer for a period of two years after termination.
Payments Made Upon Death or Disability
In the event of the death or disability of a Named Executive Officer:
•
The currently employed Name Executive Officer, or his beneficiary or estate, will be entitled to receive payment of any and all base salary earned through the date of his termination and in the case of Mr. Keleghan, any earned, but unpaid bonus for the fiscal year preceding the fiscal year in which such termination occurs;

•
Some or all of the outstanding stock options that are not vested at the time of his death or disability will accelerate and become immediately exercisable as described above under “Payments Made Upon Retirement;” and

•
In the case of Mr. Keleghan, restricted Common Shares will vest in such number of shares as would have vested had service continued through the first anniversary date of the grant date following such termination with an opportunity for performance acceleration in accordance with the schedule attached to his Restricted Stock Grant Agreement.

Payments Made Upon Involuntary Termination (Not for Cause)
In the event of involuntary termination of a currently employed Named Executive Officer not for “cause”:
•
Mr. Keleghan will be entitled to: (1) severance payments in an amount equal to 18 months of his then-current base salary payable over a period of 24 months from the termination date, (2) any earned but unpaid bonus for the fiscal year preceding the fiscal year of termination; and (3) a pro-rata bonus that would have otherwise been paid for the year in which he is terminated. Mr. DiBari will be entitled to severance payments in an amount equal to 12 months of his base salary payable over a period of 12 months from the termination date. Mr. McDermott will be entitled to severance payments in an amount equal to 12 months of his base salary payable over a period of 12 months from the termination date. Mr. Szafran will be entitled to severance payments in an amount equal to nine months of his base salary payable over a period over 12 months from the termination date and Mr. Nachwalter will be entitled to severance payments in an amount equal to six months of his base salary payable over a period of 12 months from the termination date.

•	We will reimburse Mr. Keleghan for payments by him to exercise his rights under COBRA for a period of 18 months.
Payments Made Upon Voluntary Termination and Termination for Cause
In the event Mr. Keleghan voluntarily terminates his employment with the Company without “Good Reason” prior to a change of control, or in the event Mr. Keleghan is terminated for “cause” (as defined in his employment agreement), he is not entitled to receive any payments or benefits other than accrued obligations earned by him prior to his date of termination. Such accrued obligations generally consist of unpaid base salary, pay for unused vacation time, expense reimbursements, and any vested benefits Mr. Keleghan may have in the Company’s retirement plans.
In Mr. Keleghan’s employment agreement, “cause” is defined as (i) gross misconduct or gross negligence in the performance of Executive’s employment duties; (ii) the breach by Executive of any fiduciary duty to the Company, (iii) willful disobedience by Executive of the lawful directions received from the Board; or (iv) commission by Executive of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company. In the employment agreements of all other of the currently employed Named Executive Officers, “cause” is defined as (i) gross misconduct or gross negligence in the performance of his duties as set forth in employment agreement, (ii) willful disobedience of the lawful directions of the Board of Directors or of company policies, or (iii) commission of a crime involving fraud or moral turpitude that can reasonably be expected to adversely affect the business of our Company.
In the event Mr. Keleghan voluntarily resigns for “Good Reason” (as defined in his Employment Agreement), he is entitled to receive the same payments and benefits described above under “Payments Made Upon Voluntary Termination (Not for Cause).” “Good Reason” shall mean without Mr. Keleghan’s written consent, (i) his duties and responsibilities are materially reduced or diminished from those in effect on the commencement of employment, or he no longer reports to the Board and instead is required to report to a supervisor with materially diminished authority, duties or responsibilities compared to that of the Board, (ii) his base salary is reduced (excluding an across-the-board decrease applicable to senior management); or (iii) any other material breach of the terms of his Employment Agreement.
For each of the other currently employed Named Executive Officers, if he voluntarily terminates his employment with us, or if he is terminated for “cause” (as defined in his employment agreement), the currently employed Named Executive Officer is not entitled to receive any payments or benefits other than accrued obligations earned prior to the date of his termination, unless, in the case of Mr. Szafran, he resigns for “Good Reason” or “Agreed Reason” as that term is defined in his employment agreement.
In the event Mr. Szafran voluntarily resigns for “Good Reason,” or “Agreed Reason” he is entitled to receive the same payments and benefits described above under “Payments Made Upon Involuntary Termination (Not For Cause).” “Agreed Reason” is defined in Mr. Szafran’s employment agreement as a termination prior to a change of control, if after notice and a period to cure, (i) we materially reduce or diminish his duties, responsibilities or authority as an executive officer, (ii) he no longer reports to our Chief Executive Officer, (iii) his base salary is reduced and not in accordance with a compensation reduction applicable to all executive officers, or (iv) any other material breach of the terms of his agreement or his employment in general.
Payments Made Upon Change of Control
In the event of a change in control, 50% of the outstanding stock options that are not vested at the time of the change of control will accelerate and become immediately vested and exercisable; and all then unvested restricted Common Shares will immediately vest.

Payments Made Upon Termination in Connection with a Change of Control
Each of our currently employed Named Executive Officers has an Employment Security Agreement which establishes a “double trigger” severance plan that provides certain payments and benefits if the executive officer’s employment is terminated within one year after the change of control and in the case of Mr. Keleghan not more than six months before and in anticipation of Change of Control or within 12 months after, either by us, or by the executive for “good reason” as defined in the Employment Security Agreement (other than termination by us for cause or a termination by reason of death or disability). In the event a currently employed Named Executive Officer is terminated (other than termination by us for cause or a termination by reason of death or disability) within one year after the change of control, and in the case of Mr. Keleghan not more than six months before and in anticipation of Change of Control, or if he resigns for “good reason”:
•	The currently employed Named Executive Officer is entitled to a lump sum severance payment in an amount equal to his base salary for 18 months, or 24 months in the case of Mr. Keleghan;
•
The currently employed Named Executive Officer is entitled to receive an amount equal to one and one-half times, or two times in the case of Mr. Keleghan, any such target MIP in the year in which such termination occurs;

•	Any stock options which remain unvested at the time of termination shall become immediately exercisable and all unvested share of restricted stock will immediately vest; and
•	We will reimburse each of the currently employed Named Executive Officers for payments by him to exercise his rights under COBRA for a period of 18 months.
•
In the case of Mr. Keleghan, his Employment Security Agreement also provides for 280G “Gross-Up” protection for a Change of Control event on or prior to December 31, 2014 in the event that payments made are subject to excise tax. Specifically, his Employment Security Agreement provides as follows:

In the event that the aggregate value, as determined under Section 280G of the Code, of any payments or benefits by us to or for the benefit of Mr. Keleghan would constitute an “excess parachute payment” and the payments would be subject to the excise tax, or any interest or penalties would be incurred by Mr. Keleghan with respect to such excise tax then Mr. Keleghan shall be entitled to receive from us a Gross-Up payment in an amount such that after payment by Mr. Keleghan of the excise tax and all income and employment taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up payment, Mr. Keleghan retains an amount of the gross-up payment equal to the excise tax imposed upon the payments provided, however, if such excise tax would not apply if the payments are reduced by an amount less than 7% of such payments, the payments under the circumstances set forth in the Employment Security Agreement may be reduced by less than 7% if such reduction results in no excise tax applying.
Additionally, to the extent not contemplated by his Executive Employment Agreement or the Employment Security Agreement, Mr. Keleghan’s stock option agreement and restricted stock agreement provide for the acceleration of vesting in the event of a change of control and upon termination under certain circumstances. The Company’s Compensation Committee retains discretion to determine the amount, if any, of any additional payments and benefits which may be paid to Keleghan upon termination of his employment. In making such a determination, the Company’s Compensation Committee may consider a number of factors including the reasons for the termination, his tenure and performance, his personal circumstances and the amount of payments and benefits, if any, generally offered to executive officers at other companies in similar positions.
Generally, a change of control under the Employment Security Agreements and the relevant stock option and restricted stock award agreements is deemed to occur if:
•	A tender offer is made and consummated for the ownership of more than 50% of our outstanding voting securities;
•
We merge or consolidate with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by our shareholders as they existed immediately prior to such merger of consolidation;

•	We sell all or substantially all of our assets to another company;
•	The persons who were our directors cease to constitute a majority of our Board of Directors under specific circumstances; or
•	A person (as defined under the federal securities laws) shall acquire more than 50% of our outstanding voting securities.

Notwithstanding the foregoing, a change of control will not be deemed to occur merely due to the death of Mr. Theodore G. Schwartz, our Chairman and a principal stockholder, or as a result of an acquisition of our outstanding voting securities by Mr. Schwartz and one or more of his affiliates in a going private transaction, except in certain limited circumstances where the ownership interests of Mr. Schwartz and his affiliates fall below certain levels specified in the agreements. See the “Common Shares Beneficially Owned by Principal Shareholders and Management” section of this Proxy Statement.
As defined in the Employment Security Agreements and the relevant stock option and restricted stock award agreements, “good reason” for any Named Executive Officer to voluntarily terminate his employment with us shall exist if, after notice and an opportunity to cure:
•	The currently employed Named Executive Officer’s principal place of work is moved more than fifty (50) miles;
•
The currently employed Named Executive Officer’s duties and responsibilities are materially reduced or diminished; provided that such reduction is not, in the case of the currently employed Named Executive Officers, except for Mr. Keleghan, solely as a result of our acquisition and existence as a subsidiary of another entity;

•	The currently employed Named Executive Officer’s base salary is reduced or in the case of Mr. Keleghan his target bonus opportunity is reduced;
•	The currently employed Named Executive Officer determines in good faith that, as a result of the change of control, he is unable to carry out his or her job responsibilities, except for Mr. Keleghan;
•	There is a material violation of his employment agreement or in the case of Mr. Keleghan the Company violates the material terms of his Employment Security Agreement or an employment agreement; or
•	We consummate a liquidation, dissolution or merger or transfer all or substantially all of our assets and his employment agreement is not assumed by the surviving entity.

Estimated Payments on Termination or Change of Control
The following table sets forth the estimated payments to each of the currently employed Named Executive Officers under the circumstances outlined above. The amounts shown assume that such termination and/or change of control was effective as of January 2, 2011 and, thus, includes amounts earned through such time and are estimates of the amounts which would be paid out to the currently employed Named Executive Officers upon their termination and/or in the event of a change of control. The actual amounts to be paid out can only be determined at the time of such currently employed Named Executive Officer’s separation from us and/or at the time of a change of control.
Pursuant to each currently employed Named Executive Officer’s Employment Security Agreement, the amounts payable upon termination following a change of control may be reduced under certain circumstances in the event any such payments are considered excess parachute payments under Section 280G of the Internal Revenue Code other than in the case of Mr. Keleghan. In addition, the currently employed Named Executive Officers have provisions in their employment agreements that would delay the payments thereunder in order to avoid any negative impact to such executive officer under Section 409A of the Internal Revenue Code. The calculations presented do not give effect to any such provisions which would have the effect of reducing the amounts paid by us to the Named Executive Officers except in the case of Mr. Keleghan who does not have a 280G cut-back provision.

Event	K. Keleghan	A. Szafran	A. DiBari	M. McDermott	R. Nachwalter
	(in dollars)

Retirement
Acceleration of stock options(1)	$126,000	$452,340	$351,800	$—	$148,380

Death or Disability
Acceleration of stock options(1)	126,000	452,340	351,800	—	148,380
Acceleration of restricted Common Shares(3)	*	—	—	—	—
Prorated annual incentive(3)	*	—	—	—	—

Total	126,000	452,340	351,800	—	148,380

Involuntary Termination (Not for Cause)
Cash severance payment(2)	750,000	231,750	325,000	251,720	128,125
Continued health benefits	14,148	—	—	—	—
Prorated annual incentive(3)	*	—	—	—	—

Total	764,148	231,750	325,000	251,720	128,125

Voluntary Termination (For Good Reason)
Cash severance payment(2)	750,000	231,750	—	—	—
Continued health benefits	14,148	—	—	—	—
Prorated annual incentive(3)	*	—	—	—	—

Total	764,148	231,750	—	—	—

Change of Control
Acceleration of stock options(1)	315,000	683,550	553,600	—	224,250
Acceleration of restricted Common Shares(1)	1,517,500	—	—	—	—

Total	1,832,500	683,550	553,600	—	224,250

Change of Control with Termination
Cash severance payment(2)	1,000,000	463,500	487,500	377,580	384,375
Annual incentive(2)	1,000,000	231,750	243,750	151,032	192,188
Continued health benefits	14,148	14,148	10,350	10,350	14,148
Acceleration of stock options(1)	630,000	1,367,100	1,107,200	—	448,500
Acceleration of restricted Common Shares(1)	1,517,500	—	—	—	—
Gross-up for taxes (4)	1,074,783	—	—	—	—

Total	5,236,431	2,076,498	1,848,800	538,962	1,039,211

Notes to Estimated Payments on Termination or Change of Control Table

(1)	The value of accelerated stock options and restricted Common Shares is based on the closing price of $6.07 per Common Share on the NASDAQ as of December 31, 2010.

(2)
Cash severance payments and annual incentive bonus calculations are based on the following assumptions: The Named Executive Officer’s base pay is equal to his base salary effective January 2, 2011. Target annual bonus payments are equal to 100% of such base salary for Mr. Keleghan, 50% of such base salary for Messrs. DiBari, Nachwalter and Szafran and 40% of such base salary for Mr. McDermott. Generally, severance payments and health care reimbursements would be paid over a period of time on regular pay dates, except upon termination following a change in control where the Named Executive Officer is entitled to a lump sum payment. All other cash payments are paid in a lump sum.

(3)
In the event of death or disability, involuntary termination not for cause or voluntary termination for good reason, Mr. Keleghan is entitled to the amount of earned, but unpaid bonus for the fiscal year preceding the fiscal year in which such event occurs. This amount cannot be calculated. Upon Mr. Keleghan’s termination due to death or disability, the Restricted Shares shall vest in such number of shares as would have vested had Mr. Keleghan continued his employment through the first anniversary date of the grant date following such termination, with an opportunity for further vesting in the event of the satisfaction of the financial performance conditions as set forth in the schedule attached to his Restricted Share Agreement which was filed with the SEC on September 13, 2010 on Form 8-K.

(4)	Total cost to the Company is $1,961,480 which includes the gross-up for taxes paid to Mr. Keleghan plus the Company’s lost deduction due to excess parachute payment.

(5)	Mr. Marrow not included in table. See Executive Compensation Discussion for Mr. Marrow’s termination payments.
PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal year 2011. E&Y has served as the Company’s independent registered public accounting firm since 2006 and is considered by management to be well qualified.
Although shareholder ratification of the Audit Committee’s appointment of E&Y as our independent registered public accounting firm is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of E&Y to the shareholders for ratification. If the shareholders fail to ratify the Audit Committee’s appointment, the Audit Committee will reconsider whether to retain E&Y as the Company’s independent registered public accounting firm. In addition, even if the shareholders ratify the appointment of E&Y, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.
Representatives of E&Y are expected to be present at the Annual Meeting of Shareholders, where they will have the opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm. Proxies received by the Board of Directors will be so voted unless shareholders specify in their proxies a contrary choice.
During fiscal years 2010 and 2009, the Company retained E&Y to audit the Company’s consolidated financial statements for 2010 and 2009, among other things. Fees and expenses billed to us by E&Y, for fiscal years 2010 and 2009, for audit and other professional services rendered were as follows:

	2010	2009
Audit Fees	$628,256	$630,754
Audit-Related Fees	77,320	45,000
Tax Fees	93,700	121,750
All Other Fees	15,000	—
Total	$814,276	$797,504
“Audit Fees” include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, fees associated with the services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, and fees associated with Section 404 attestation services.
“Audit-Related Fees” include fees for information systems audits.

“Tax Fees” include tax compliance and assistance with tax audits.
All fees for services incurred in fiscal 2010 were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the Independent Auditors’ independence. A representative of E&Y is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment.
Policy Regarding the Pre-Approval of Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm
Our Audit Committee is responsible for appointing our independent registered public accounting firm and approving the terms of the auditing and non-audit services provided by our independent registered public accounting firm. Our Audit Committee has established a policy governing services performed by our independent registered public accounting firm, which requires Audit Committee pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm, sets forth non-audit services which may not be performed by our independent registered public accounting firm and provides for regular review by the Audit Committee of the services performed by our independent registered public accounting firm and their fees. Our Audit Committee approved 100% of the fees for audit, audit related, tax and other services provided E&Y in fiscal year 2010 and 2009.

REPORT OF THE AUDIT COMMITTEE
The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities and Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
The Board of Directors has appointed the Audit Committee, consisting of three directors which as of the date of this Proxy Statement are as follows: Messrs. Workman (Chairperson), Park and Skinner. Each member of the Audit Committee is independent as such term is defined under the rules of the NASDAQ listing standards. The Board of Directors has adopted a written charter with respect to the responsibilities of the Audit Committee, which includes, among other things, reviewing the proposed scope of the internal audit, overseeing the adequacy and effectiveness of accounting and financial controls, and reviewing our annual and quarterly financial statements with management and the independent registered public accounting firm.
In fulfilling its responsibilities, the Audit Committee met and held discussions with management, our internal auditor and E&Y, our independent registered public accounting firm for fiscal year 2010, regarding the annual audit and our audited consolidated financial statements. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management and E&Y the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011. The Audit Committee discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.
E&Y also provided to the Audit Committee the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has discussed the independence of E&Y with members of the firm.
Management is responsible for maintaining internal controls over our financial reporting process and assessing the effectiveness of our internal control over our financial process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon, and to express an opinion on effectiveness of our internal control over financial reporting based on their audit. As provided in its charter, the Audit Committee’s responsibilities include the monitoring and oversight of these processes.
In its oversight role for these matters, the Audit Committee relies on the information and representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of our financial statements has been carried out in accordance with generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”
Based upon and in reliance upon the review and discussion referred to above and the review of E&Y’s report to the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, for filing with the SEC.
Respectfully submitted,
AUDIT COMMITTEE
John L. Workman, Chairperson
John J. Park
Samuel K. Skinner

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”), we are providing the Company’s shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking the Company’s shareholders to approve the following advisory resolution:
“RESOLVED, that the shareholders of APAC Customer Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the named executive officers determined by the Compensation Committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.
As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance shareholder value. In order to align executive pay with both the Company’s financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our Named Executive Officers is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company’s performance (or “at-risk”). Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is merely advisory and will not be binding upon the Company or the Board. However, the Board values constructive dialogue on executive compensation and other important governance topics with the Company’s shareholders and encourages all shareholders to vote their shares on this matter.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THIS RESOLUTION.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS RESOLUTION.
Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is required by law, it will neither be binding on the Company nor on the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
PROPOSAL 4
FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
In accordance with Section 951 of the Dodd-Frank Act, we are providing the shareholders the opportunity to cast a non-binding advisory vote on whether a non-binding stockholder resolution to approve the compensation of the Named Executive Officers should occur every one, two or three years.

After careful consideration of this proposal, our Board of Directors has determined that it is appropriate and in the best interests of the Company to hold a say-on-pay vote every year (or on an annual basis) for a number of reasons, including, but not limited to the following:
An annual say-on-pay vote will allow us to obtain shareholder input on our executive compensation program on a more consistent and frequent basis which aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and practices;
A one-year frequency provides the highest level of accountability and communication by enabling the say-on-pay vote to correspond with the most recent executive compensation information presented in our proxy statement for the annual meeting; and
Holding say-on-pay votes annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS BE INCLUDED IN THE COMPANY’S PROXY STATEMENT ON AN ANNUAL BASIS.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF INCLUDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION IN THE COMPANY’S PROXY STATEMENT EVERY “ONE YEAR”.
We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. As an advisory vote, this proposal is not binding upon the Board or the Company. Notwithstanding the Board’s recommendation and the outcome of the vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
E&Y served as the Company’s independent registered public accounting firm for fiscal year 2010. The Audit Committee has retained E&Y to serve as the Company’s independent registered public accounting firm for fiscal year 2011. Representatives of E&Y are expected to be present at the Annual Meeting, where they will be available to make a statement and respond to appropriate questions.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Corporate Governance Guidelines outline our policies and procedures for the review, approval or ratification of related party transactions and conflicts of interest. Our policy is that a director or executive officer must avoid any conflict of interest with the Company. If a director develops an actual, potential or apparent conflict of interest with us or is unsure whether a potential situation might develop into a conflict of interest, he or she must report the conflict immediately to our Chairman of the Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. The conflict must be resolved to the satisfaction of the Nominating and Corporate Governance Committee or the director must resign. Further, if a director or executive officer (or any member of his or her immediate family) has a personal interest in a matter before our Board of Directors, he or she must disclose to the full Board the material facts as to his or her relationship and interest. In addition to the approval processes described above, our Code of Business Ethics and Conduct prohibits any director or employee from engaging in any activity or association that conflicts with, or appears to conflict with, his or her ability to exercise independent judgment in our best interest and dictates that such individuals must avoid any situation that may create, or seem to create, a conflict between his or her personal interests and our Company’s interests.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors, and persons who own more than ten percent of our outstanding Common Shares report their beneficial ownership and changes in their beneficial ownership of our equity securities by filing reports with the SEC. Based on a review of the Forms 3, 4 and 5 furnished to us, during fiscal year 2010, to our knowledge, our officers, directors, and greater than ten percent beneficial owners filed the reports required by Section 16(a) on a timely basis during such year.
ANNUAL REPORT ON FORM 10-K
A copy of our most recent Annual Report on Form 10-K filed with the SEC accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K may be obtained from our Company’s website at http://ir.apaccustomerservices.com/proxy11.cfm, or by writing to APAC Customer Services, Inc., 2201 Waukegan Road, Suite 300, Bannockburn, Illinois 60015, Attention: Senior Vice President, General Counsel and Corporate Secretary.
MULTIPLE SHAREHOLDERS SHARING AN ADDRESS
The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one shareholder resides. This process is known as householding. Shareholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our Proxy Statement and Annual Report to Shareholders unless they have affirmatively objected to the householding notice.
Shareholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing our Investor Relations department at: Investor Relations, APAC Customer Services, Inc., 2201Waukegan Road, Suite 300, Bannockburn, Illinois 60015. For future annual meetings, a shareholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

PROPOSALS OF SHAREHOLDERS FOR 2012 ANNUAL MEETING
A shareholder who intends to present a proposal at the 2012 Annual Meeting and who wishes to have the proposal included in our proxy statement for that meeting must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary at our principal executive office located at 2201Waukegan Road, Suite 300, Bannockburn, Illinois 60015, no later than January 1, 2012, and must satisfy the applicable rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.
A shareholder who intends to nominate a candidate for director or to present a proposal that is a proper subject for consideration at the 2012 Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement, must provide written timely notice to the Corporate Secretary in accordance with our Bylaws. To be timely, such notice must be delivered to the Corporate Secretary at our principal executive offices between February 8, 2012 and March 9, 2012. However, if the date of our 2012 Annual Meeting is before May 8, 2012, or after August 6, 2012, the notice must be delivered to the Corporate Secretary at our principal executive office not more than 120 days prior to the 2012 Annual Meeting and not less than the later of 90 days prior to the 2012 Annual Meeting or 10 days following the day on which we first publicly announce the date of the 2012 Annual Meeting. The notice must describe certain information regarding the nominee and the shareholder giving the notice, including information such as name, address, occupation and shares held.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board of Directors knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.
By Order of the Board of Directors
Robert B. Nachwalter
Senior Vice President, General Counsel and Corporate Secretary

APAC Customer Services, Inc.
 WO#
99273
▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors Recommends a vote “FOR” Items 1, 2 and 3.

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1.	ELECTION OF DIRECTORS	☐	☐	☐

Nominees:

01—Katherine Andreasen
02—Kevin T. Keleghan
03—John J. Park
04—Theodore G. Schwartz
05—Samuel K. Skinner
06—John L. Workman
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Please mark your votes as indicated in this example	☒

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

3.	Advisory vote on the compensation of the Named Executive Officers.	☐	☐	☐

The Board of Directors recommends that you vote for 1 YEAR.

	1 year	2 years	3 years	Abstain

4.	Advisory vote on the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND 1 YEAR FOR ITEM 4 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect ® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of Proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://ir.apaccustomerservices.com/proxy11.cfm.
▼ FOLD AND DETACH HERE ▼
APAC CUSTOMER SERVICES, INC.
Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Shareholders on June 7, 2011
The undersigned hereby appoints Kevin T. Keleghan, Robert B. Nachwalter and Andrew B. Szafran, and each of them, as proxies, each with full power of substitution and revocation, to represent and to vote, as designated on the reverse side hereof, all of the Common Shares of APAC Customer Services, Inc. which the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of APAC Customer Services, Inc. to be held on June 7, 2011, or at nay adjournment thereof.
IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED
FOR ITEMS 1, 2 AND 3 AND 1 YEAR FOR ITEM 4.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 99273